Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

HUBBELL INCORPORATED (DELAWARE),

NSI ELECTRICAL BUYER, INC.,

NSI BUYER, LP

and, solely for purposes of Section 13.17,

HUBBELL INCORPORATED

Dated as of May 1, 2026

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Working Capital Schedule
Exhibit B	Accounting Methodology
Exhibit C	Form of Escrow Agreement
Exhibit D	Sponsor Restrictive Covenant Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2026, is made by and among Hubbell Incorporated (Delaware), a Delaware corporation (“Purchaser”), NSI Electrical Buyer, Inc., a Delaware corporation (the “Company”), NSI Buyer, LP, a Delaware limited partnership (“Seller”), and, solely for purposes of Section 13.17, Hubbell Incorporated, a Connecticut corporation (“Parent Guarantor”). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

WHEREAS, as of the date hereof, Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock of the Company (collectively, the “Shares”);

WHEREAS, the parties hereto desire that, upon the terms and subject to the terms and conditions hereof, at the Closing, Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Shares; and

WHEREAS, concurrently with the execution of this Agreement, Sentinel Capital Partners L.L.C. has executed and delivered a Restrictive Covenant Agreement in favor of Purchaser in the form attached hereto as Exhibit D, dated as of this Agreement (the “Restrictive Covenant Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

“Access Limitations” has the meaning set forth in Section 7.6(a).

“Accounting Firm” has the meaning set forth in Section 2.5(b).

“Accounting Methodology” means the accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques and estimation methods (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) as set forth on Exhibit B.

“Acquisition Proposal” has the meaning set forth in Section 7.12.

“Action” means any action, claim, suit, investigation, audit, arbitration, litigation or other proceeding, in each case, that is by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 5.17.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Base Purchase Price” means $3,000,000,000 (three billion dollars).

“Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, written or unwritten, and any equity or equity-based compensation, bonus, incentive, severance, change in control, retention, deferred compensation or employment or other benefit or compensation plan, policy, arrangement, agreement or program, in each case, that is sponsored, maintained or contributed to by any Group Company (or with respect to which any Group Company has, or would reasonably be expected to have, any liability, including on account of any ERISA Affiliate) for the benefit of current or former employees, director, consultant or other service providers of the Group Companies, but excluding any of the foregoing that is maintained by a Governmental Authority and any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Connecticut are authorized or required by Law to close.

“Cash and Cash Equivalents” means, as determined on a consolidated basis in accordance with the Accounting Methodology with respect to the Group Companies as of the Measurement Time, without duplication, (i) the aggregate amount of all cash and cash equivalents (including security, rent and other similar deposits held for the account of the Group Companies, in each case, solely to the extent set forth on Schedule 1.1(a), plus (ii) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (iii) outstanding checks or other negotiable instruments used like checks of the Group Companies; provided that Cash and Cash Equivalents shall not include (a) any amounts held by a Group Company on behalf of third parties or (b) subject to Section 7.13, any Insurance Proceeds.

“CBA” has the meaning set forth in Section 5.10(a)(ii).

“Clean Team Agreement” has the meaning set forth in Section 1.2(a)(x).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Overpayment Amount” has the meaning set forth in Section 2.5(d)(i).

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Debt” means, as of the Measurement Time, without duplication, as to the Group Companies, the aggregate amount of (i) indebtedness for money borrowed and all other obligations for borrowed money (from Persons other than from another Group Company), including all interest expense accrued and unpaid on or related to such indebtedness and any prepayment penalties, in the case of prepayment penalties only, to the extent such Company Debt is repaid on the Closing Date or otherwise in connection with the Closing, (ii) all obligations with respect to finance or capital leases that are classified as a capital or finance lease in the Financial Statements or are first entered into after the date hereof and constitute a capital or finance lease under the Accounting Methodology, (iii) the Tax Liability Amount, (iv) all obligations with respect to earn-outs and deferred purchase price in respect of an acquisition of a Person, asset, property, securities or business (including seller notes and any purchase price adjustment payments payable with respect thereto), (v) all net obligations under interest rate, commodity, currency or similar swaps, caps, options, forwards or other hedging or derivative arrangements (including any amounts coming due or owed or incurred as a result of or in connection with the Transactions (including in connection with any termination of such arrangement)), (vi) performance bonds and surety bonds, acceptances or similar arrangements to the extent drawn upon, (vii) any accrued interest, prepayment premiums or penalties related to any of the items enumerated in this definition or triggered by the Transactions, (viii) all obligations in respect of securitization, factoring or other similar arrangements, (ix) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Group Company, (x) all indebtedness of others secured by a Lien on property or assets owned or acquired by such Group Company, whether or not the obligations secured thereby have been assumed (other than a Permitted Lien), (xi) any unfunded or underfunded defined benefit pension liabilities or retiree health or other retiree welfare benefits, (xii) any unfunded or underfunded liabilities under nonqualified deferred compensation plans or arrangements, (xiii) any unpaid severance payments or other termination-related payments arising from a termination of employment (including pay in lieu of notice) that occurred (or for which notice of termination was given) prior to the Closing (including such payments in connection with the closure of any Real Property but excluding any such payments in connection with “Project Golden Eagle”), (xiv) any accrued but unpaid vacation or other paid time off, (xv) any unpaid, or accrued but unpaid, quarterly, monthly, annual or other Ordinary Course of Business incentive bonuses, (xvi) the employer portion of any payroll, employment or similar Taxes related to any of clauses (xi) to (xvi), (xvii) the Remaining Golden Eagle Cost Amount, (xviii) any declared but unpaid dividends, distributions, or similar payments owed to Seller, and (xix) all guarantees, in any manner and whether direct or indirect, provided by any Group Company in respect of the indebtedness of the type referred to in the foregoing clauses (i) through (xviii) of any other Person; provided, however, that notwithstanding the foregoing, Company Debt shall not include (A) deferred revenue, (B) any indebtedness of the type referred to in the foregoing clauses (i) through (xv) of any directly or indirectly, wholly owned by the Company, Group Company with respect to which the obligee is any of the directly or indirectly, wholly owned by the Company, Group Companies, (C) any amounts to the extent reflected in Transaction Expenses or Net Working Capital, (D) operating lease liabilities classified as such in the Financial Statements, (E) any obligations under letters of credit, surety bonds, acceptances or similar agreements, to the extent undrawn, (F) any amount attributable to Taxes not specifically described in this definition, (G) obligations arising from any financing, debt or other similar express written arrangements of Purchaser or its Affiliates, or (H) all liabilities or obligations incurred at the direction of Purchaser or its Affiliates. For the purpose of calculating “Equity Value,” “Company Debt” shall include all Cash and Cash Equivalents paid to reduce (and that actually reduces) any of the foregoing clauses (i) through (xix) (and not including the foregoing clauses (A) through (H)) between the Measurement Time and the Closing.

“Company Documents” has the meaning set forth in Section 5.3.

“Confidentiality Agreement” has the meaning set forth in Section 7.6(b).

“Continuing Employees” has the meaning set forth in Section 8.3(a).

“Contract” means any written or other legally binding contract, agreement, arrangement, indenture, note, bond, lease, sublease, letter of credit, guarantee, loan agreement, security agreement, indenture, license or commitment, including all amendments, supplements, exhibits, schedules, appendices or modifications thereto.

“Current Assets” means the current assets of the Group Companies as of the Measurement Time (i) calculated in accordance with the Accounting Methodology and (ii) including only those line items that are included in the example calculation of Current Assets set forth on Exhibit A; provided that Current Assets shall not include (A) any amounts reflected in Cash and Cash Equivalents, (B) any solely intercompany assets (i.e., between a wholly owned Group Company, on the one hand, and any other wholly owned Group Company, on the other hand), (C) any Income Tax assets or (D) any deferred Tax assets.

“Current Liabilities” means the current liabilities of the Group Companies as of the Measurement Time (i) calculated in accordance with the Accounting Methodology and (ii) including only those line items that are included in (and excluding any line items specifically excluded from) the example calculation of Current Liabilities set forth on Exhibit A; provided that Current Liabilities shall not include (A) any amounts reflected in Company Debt or Transaction Expenses, (B) any solely intercompany liabilities (i.e., solely between a wholly owned Group Company, on the one hand, and any other wholly owned Group Company, on the other hand), (C) any Income Tax liabilities or (D) any deferred Tax liabilities.

“D&O Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Data Privacy and Security Requirements” has the meaning set forth in Section 5.21(b).

“Debt Financing” means any new or incremental third-party debt financing for the purpose of financing up to all of the aggregate amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the related fees and expenses of the Purchaser.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 2.5(b).

“DOL” has the meaning set forth in Section 5.12(g).

“Enforcement Costs” has the meaning set forth in Section 12.3.

“Environmental Laws” means all applicable Laws as enacted and in effect on the Closing Date concerning pollution or protection of the environment.

“Equity Interests” means the Shares and any share, capital stock or equity interest in any Person, and any option, warrant, call or other right, agreement or commitment convertible, exchangeable or exercisable thereto or therefor.

“Equity Value” means an amount, calculated as of the Measurement Time, equal to (i) Base Purchase Price, plus (ii) Cash and Cash Equivalents, minus (iii) Company Debt, minus (iv) Transaction Expenses, minus (v) the amount (expressed as a positive number), if any, by which the Net Working Capital is less than the Target Working Capital, plus (vi) the amount (expressed as a positive number), if any, by which the Net Working Capital is greater than the Target Working Capital.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Group Company, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Group Company or that is, or was at the relevant time, a member of the same “controlled group” as such Group Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means the dedicated escrow account established with the Escrow Agent into which the Escrow Amount shall be deposited pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.1(a).

“Escrow Amount” means $17,000,000.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Equity Value” means the Equity Value calculated using the estimates included in the Estimated Closing Statement.

“Final Equity Value” means the Equity Value as finally determined in accordance with Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Financing Sources” means the financial institutions, agents, arrangers and institutional investors that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of any Debt Financing in connection with the transactions contemplated by this Agreement (collectively, the “Financing Entities”), in each case, together with their respective Affiliates, and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling Persons and agents, together with their respective successors and assigns; provided that, in no event shall Purchaser (or any Affiliate thereof) be considered a Financing Source.

“Fraud” means actual and intentional common law fraud, including an intentional misrepresentation of fact, committed by a party to this Agreement, as determined under Delaware Law with respect to the making of a statement of fact by a party in the express representations and warranties set forth in Article IV, Article V or Article VI of this Agreement, as applicable (and for the avoidance of doubt, excludes statutory fraud, unjust enrichment, fraud based on constructive knowledge or a negligent or reckless misrepresentation or omission, and any claim for equitable fraud).

“Funds Flow Statement” has the meaning set forth in Section 2.4(e).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or foreign government, any federal, state, regional, local, foreign or other subdivision thereof, and any instrumentality, board or official thereof exercising executive, legislative, judicial, regulatory, taxing, or administrative functions, or any self-regulatory organization such as a national securities exchange.

“Group Company” or “Group Companies” means the Company and its direct and indirect Subsidiaries.

“Guaranty” has the meaning set forth in Section 13.17(a).

“Hazardous Material” means any hazardous substance, material or waste regulated under Environmental Law due to its dangerous or deleterious properties or characteristics, including petroleum, petroleum by-products, per- and polyfluoroalkyl substance (“PFAS”), polychlorinated biphenyls, radioactive materials or radon, and friable asbestos or asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax imposed on or determined with reference to net income or net profits (including any franchise or similar Tax imposed in lieu of a Tax on net income or net profits).

“Indemnitors” has the meaning set forth in Section 8.2(e).

“Insurance Proceeds” means all cash of the Group Companies representing insurance proceeds actually received by the Group Companies after the date of the Interim Financial Statements but prior to the Measurement Time in respect of damage or destruction of any property or asset of the Group Companies.

“Intellectual Property” means any intellectual property rights, including those arising out of, or associated with any of the following: (i) patents and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, revisions, continuations and continuations-in-part thereof; (ii) trademarks, service marks, trade names, brands, corporate names, logos, slogans and other indicia of source or origin, including all registrations, applications for registration and renewals thereof, and all goodwill associated with any of the foregoing; (iii) copyrights, mask works, and other works of authorship, moral rights, and registrations and applications for registration thereof; (iv) domain name registrations; (v) trade secrets and other confidential or proprietary information, including confidential or proprietary know-how, processes, techniques, technologies, methods, algorithms, industrial models, research and development information, drawings, specifications, designs, molds, plans, proposals, technical data, financial and marketing plans, pricing and cost information and customer and supplier lists and information; and (vi) rights in computer software, data, and databases.

“Interim Financial Statements” has the meaning set forth in Section 5.5(a)(ii).

“IRCA” has the meaning set forth in Section 5.12(g).

“IRS” means the Internal Revenue Service.

“IT Assets” means the software, computers, workstations, servers, routers, hubs, switches, and all other information technology equipment, hardware, infrastructure or systems used for or relating to the processing of data and information, that are owned, used, leased by or provided to any of the Group Companies.

“K&E” means Kirkland & Ellis LLP.

“Key Employee” means an employee of a Group Company whose annual base compensation exceeds $200,000.

“Knowledge” when used with respect to the Company or Seller, means the actual (and not deemed, imputed or constructive) knowledge, without inquiry or investigation, of the Persons listed on Schedule 1.1(b) hereto, none of whom, for the sake of clarity and the avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

“Latest Audited Balance Sheet” has the meaning set forth in Section 5.5(a)(i).

“Law” means any federal, state, local, or foreign law, constitution, ruling, treaty, statute, code, ordinance, rule, regulation or Order of a Governmental Authority.

“Lease” has the meaning set forth in Section 5.15(b).

“Leased Real Property” has the meaning set forth in Section 5.15(b).

“Lien” means any lien, encumbrance, pledge, mortgage, hypothecation, preference, priority, deed of trust, security interest, imperfection in title, encroachment, easement, right of way, condition, restriction, option, right of first refusal or first offer or other third party right of any nature or any similar title defect, claim or charge.

“Lookback Date” means January 1, 2023.

“Material Adverse Effect” means any result, condition, occurrence, development, change, effect, event or circumstance that, individually or in the aggregate, has or would reasonably be expected, to have a materially adverse effect on the business, assets, liabilities, properties, or financial condition or results of operations of the Group Companies taken as a whole provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether there has been, or may be, a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (ii) the effect of any change that generally affects any industry in which any of the Group Companies operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage, civil unrest, riots or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, civil unrest, riots or terrorism or military actions; (iv) the effect of any epidemic, pandemic or disease outbreak, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions threatened or existing as of the date of this Agreement; (v) the failure (in and of itself) of any of the Group Companies to meet any of their internal projections (although any facts and circumstances that may have given rise to or contributed to any such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any effect resulting from the announcement of this Agreement (including by reason of the identity of Purchaser) (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation relating to this Agreement or the Transactions); (vii) the effect of any changes or proposed changes in GAAP or applicable Laws, or standards, interpretations or enforcement thereof, in each case, following the date hereof; (viii) any changes in Taxes (or Tax policy), trade tariffs, sanction initiatives or trade policies or disputes or any trade war or similar actions in the United States or any other country or region of the world; (ix) the effect of any event or action or omission to act taken by Seller or the Company required by this Agreement or any Related Document or at the express written request of Purchaser; (x) any breach by Purchaser of any of its obligations under this Agreement; (xi) the effect of any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Group Companies, including (A) losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with any of the Group Companies and (B) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby (for the sake of clarity, in the case of clauses (A) and (B), only to the extent it is an effect of any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Group Companies); (xii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; or (xiii) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; provided, however, in the case of foregoing clauses (i), (ii), (iii), (iv), (vii), (viii), (xii), and (xiii) in the event that Group Companies, taken as a whole, are disproportionately affected by such result, condition, occurrence, development, change, effect, event or circumstance relative to other participants in the business and industries in which the Group Companies operate, the extent (and only the extent) of such disproportionate effect, relative to such other participants, on any of the Group Companies may be taken into account in determining whether there has been a Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 5.10(a).

“Material Permits” has the meaning set forth in Section 5.19.

“Measurement Time” means 12:01 a.m. New York City time on the Closing Date.

“Net Working Capital” means Current Assets less Current Liabilities. An example calculation of Net Working Capital is set forth on Exhibit A, assuming March 31, 2026 was the Measurement Time. (For the avoidance of doubt, Exhibit A is included for illustrative purposes only and, to the extent there is any discrepancy between the Accounting Methodology set forth on Exhibit B and Exhibit A, the Accounting Methodology set forth on Exhibit B shall prevail.)

“Non-Party Affiliates” has the meaning set forth in Section 13.9.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Open Source Software” means open source software, including software that is distributed or made available under or subject to a license that fits within the Open Source Definition (as promulgated by the Open Source Initiative), or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means any order, judgment, verdict, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written legally binding agreement, with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Group Companies consistent with past practice.

“Outside Date” has the meaning set forth in Section 12.1(b).

“Owned Intellectual Property” means any Intellectual Property owned by any Group Company.

“Owned Real Property” has the meaning set forth in Section 5.15(a).

“Parent Guarantor” has the meaning set forth in the preamble to this Agreement.

“Payoff Letters” has the meaning set forth in Section 3.1(c).

“Permit” means any and all permits, rights, approvals, licenses, authorizations, registrations or legal status under any applicable Law or otherwise granted by any Governmental Authority.

“Permitted Liens” means: (i) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the relevant financial statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, provided appropriate reserves are reflected on the Financial Statements; (iii) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Authority (provided that they do not materially interfere with use of Real Property in the manner currently used); (iv) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (v) Liens securing indebtedness for money borrowed that will be released at Closing; (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements; (vii) Liens arising under leases of property or equipment in favor of the owner thereof; (viii) title of a lessor under capital or operating leases; (ix) non-exclusive licenses of Intellectual Property; (x) Liens arising under or created by this Agreement or any of the Related Documents; (xi) security interests arising under bonding indemnification agreements; (xii) matters that would be disclosed by an accurate survey or inspection of the real property; (xiii) Liens described on Schedule 1.1(b) hereto; and (xiv) as to Real Property, Liens, imperfections in title, charges, easements, rights of way, restrictions, defects and exceptions that do not materially impair the use or value of the property to which they relate.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, firm, Governmental Authority or other entity, of whatever nature.

“Personal Information” has the meaning set forth in Section 5.21(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Product” or “Products” means all products developed, manufactured, produced, marketed, licensed, sold or distributed by or on behalf of any Group Company.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 8.3(d).

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Payments” has the meaning set forth in Section 7.9.

“Purchaser Plans” has the meaning set forth in Section 8.3(c).

“Purchaser Related Parties” means Purchaser, any Affiliate of Purchaser and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Purchaser Released Claims” has the meaning set forth in Section 8.5.

“Purchaser Released Parties” has the meaning set forth in Section 8.6.

“Purchaser Releasing Parties” has the meaning set forth in Section 8.5.

“Purchaser Termination Fee” has the meaning set forth in Section 12.3.

“Qualified Termination” means a termination of this Agreement (a) pursuant to (i) Section 12.1(b) due to the fact that the Closing has not occurred prior to the Outside Date, as extended in accordance with Section 12.1(b), or (ii) Section 12.1(c) as the result of an Order arising under the Antitrust Laws and (b) at the time of such termination, all of the conditions set forth in Articles IX and X have been satisfied or waived (other than those conditions that are to be satisfied at the Closing, but which conditions are capable of being satisfied, or that are not satisfied as a result of a Willful Breach of this Agreement by Purchaser or the Parent Guarantor), except for the conditions set forth in Sections 9.2, 9.3, 10.2 or 10.3 (in the case of Sections 9.2 and 10.2, solely to the extent such Order arises under the Antitrust Laws).

“Qualified Plan” has the meaning set forth in Section 5.11(c).

“R&W Insurance Policy” has the meaning set forth in Section 7.8.

“Real Property” has the meaning set forth in Section 5.15(b).

“Registered Intellectual Property” has the meaning set forth in Section 5.18(a).

“Related Documents” means the Seller Documents, the Company Documents, the Purchaser Documents, the Restrictive Covenant Agreement and the Escrow Agreement.

“Remaining Golden Eagle Cost Amount” means an amount equal to $4,800,000 minus the costs actually paid by the Group Companies between the date of this Agreement and the Measurement Time pursuant to, and in accordance with, the Group Companies’ currently budgeted project referred to as “Project Golden Eagle.”

“Remedial Action” has the meaning set forth in Section 7.2(c).

“Restrictive Covenant Agreement” has the meaning set forth in the recitals.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” has the meaning set forth in Section 5.22(b).

“Sanctions” has the meaning set forth in Section 5.22(b).

“Schedule” means a section of the Disclosure Schedules.

“Section 174 Election” means an election to accelerate the unamortized domestic costs under Section 174 of the Code in tax year 2025, and an election to amortize the remaining unamortized amount in full in the first taxable year beginning after December 31, 2024, pursuant to One Big Beautiful Bill Act of 2025 Section 70302(f)(2)(A)(i).

“Securities Act” has the meaning set forth in Section 6.8.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Related Parties” means Seller, any Affiliate of Seller, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Seller Released Claims” has the meaning set forth in Section 8.6.

“Seller Released Parties” has the meaning set forth in Section 8.5.

“Seller Releasing Parties” has the meaning set forth in Section 8.6.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Solvent” has the meaning set forth in Section 6.7.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $179,438,092.00.

“Tariff Charges” has the meaning set forth in Section 8.8(a).

“Tariff Refund” has the meaning set forth in Section 8.8(a).

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, charges, fees, levies or other similar assessments imposed by any Taxing Authority, including any ad valorem, capital, documentary stamp, employment, excise, franchise, income, gross receipts, intangible, payroll, property, value added, sales, use, transfer, windfall or excess profits, customs, duties, license, environmental, alternative, minimum, add-on minimum, estimated or withholding taxes, together with any interest, additions or penalties imposed with respect thereto.

“Tax Liability Amount” means an amount (which shall not, with respect to any Tax for any applicable Tax period in any jurisdiction, be less than zero dollars ($0)), equal to the aggregate amount of any unpaid Income Taxes of the Group Companies for any Pre-Closing Tax Period for which the applicable Tax Return (for the avoidance of doubt, not including a Tax Return in respect of estimated Tax payments) is first due (taking into account extensions of time within which to file) after the date hereof and in respect of solely those jurisdictions in which the applicable Group Company is currently filing Income Tax Returns or in which it has established nexus since the last taxable period for which Tax Returns in such jurisdiction were due, determined: (i) by taking into account Transaction Tax Deductions, (ii) by taking into account any estimated tax payments, prepayments or overpayments of Income Taxes (but excluding any Tax refunds not received prior to Closing), in the case of each of clauses (i) and (ii), to the extent permitted by applicable Law to reduce (but not below zero with respect to any Group Company in any jurisdiction) such unpaid Income Taxes of the relevant Group Company that is a taxpayer, (iii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions, (iv) by excluding any Taxes attributable to any action taken by Purchaser or any of its Affiliates (including the Company) on the Closing Date after the Closing outside the Ordinary Course of Business or in connection with any financing arrangements entered into by or at the direction of Purchaser or any of its Affiliates either before or after the Closing, (v) in accordance with the past practices (including reporting positions, elections and accounting methods) of the applicable Group Company, in each case, except to the extent otherwise required by a change in applicable Law, (vi) by taking into account a Section 174 Election with respect to a Group Company for which such election is available in the relevant taxable period, (vii) by excluding any deferred Income Tax assets and deferred Income Tax liabilities, and (viii) as of the end of the Closing Date on a “closing of the books” basis as if the taxable year of the Company and each of its Subsidiaries (and each partnership, corporation, or other entity in which the Company or any of its Subsidiaries owns a direct or indirect interest) ended at the end of the Closing Date, and by applying the principles set forth in Section 8.7(a) for purposes of determining the amount of any Income Taxes allocable to the Pre-Closing Tax Period in the case of any Straddle Period.

“Tax Proceeding” means any Action with respect to Taxes.

“Tax Return” means any return, report, statement, schedule, information return or claim for refund (in each case, including any schedule, attachment or amendment thereto), in each case, with respect to Taxes filed or required to be filed with any Taxing Authority.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration of any Tax.

“Top Customers” has the meaning set forth in Section 5.20(a).

“Top Suppliers” has the meaning set forth in Section 5.20(b).

“Trade Controls” means all applicable Sanctions, trade, export, reexport, or transfer, controls, import, and antiboycott Laws, including those imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) and similar foreign Laws.

“Transaction Expenses” means without duplication, (i) all fees, costs and expenses of counsel, accountants, investment bankers and other advisors (to the extent unpaid as of the Measurement Time) incurred and payable by any of the Group Companies in connection with the negotiation, execution and delivery of this Agreement, the process leading to this Agreement or otherwise in connection with the consummation of the Transactions and (ii) all “single trigger” sale, retention, change of control or transaction bonuses or other similar payments required to be paid to current or former employees, directors or other service providers of any of the Group Companies that are contingent solely upon the Closing (in each case, other than pursuant to any arrangements entered into at the direction of Purchaser (collectively “Change in Control Awards”)), and the employer’s portion of any employment, payroll, social security or similar Taxes related to such payments under this clause (ii); provided that in no event shall Transaction Expenses include (A) any expenses of, or expenses initiated at the request of, Purchaser or any of its Affiliates, including related to their respective financing activities related to the Transactions, (B) the costs and expenses contemplated by Section 7.2, (C) the costs, expenses or premiums associated with the R&W Insurance Policy (if any) contemplated by Section 7.8, (D) the “tail” policy contemplated by Section 8.2(b), (E) the Taxes and fees contemplated by Section 8.7(b) or (F) any amounts included in Company Debt or Current Liabilities. For the purpose of calculating “Equity Value,” “Transaction Expenses” shall include all Cash and Cash Equivalents paid to reduce (and that actually reduces) any Transaction Expenses between the Measurement Time and the Closing.

“Transaction Tax Deductions” means any amounts (without duplication) that are deductible for U.S. federal or applicable state and local Income Tax purposes by the Group Companies in a Pre-Closing Tax Period at a “more likely than not” or higher level of comfort under applicable Law and result from the payment of (i) Transaction Expenses, (ii) any Company Debt including any breakage cost or accelerated deferred financing fees, in each case, incurred by the Company or its Subsidiaries with respect to any pay down or satisfaction of Company Debt in connection with the transactions contemplated by this Agreement or (iii) the payment of any other costs or expenses incurred by any Group Company in connection with the Transactions and economically borne by Seller prior to the Measurement Time (including, for the avoidance of doubt, any amounts that would be Transaction Expenses but for the fact that they are not unpaid as of the Measurement Time). With respect to amounts that constitute success-based fees within the meaning of IRS Revenue Procedure 2011-29, Purchaser shall cause the Group Companies to make an election to treat seventy percent (70%) of such fees as deductible for U.S. federal Income Tax purposes.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“USCIS” has the meaning set forth in Section 5.12(g).

“Waived 280G Benefits” has the meaning set forth in Section 7.9.

“Waiving Parties” has the meaning set forth in Section 13.16.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws requiring advance notice of employee terminations or plant or office closures.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would reasonably be expected to constitute a breach of this Agreement, it being understood that, for purposes of this definition, any failure by Purchaser to consummate the Closing when required pursuant to Section 2.2 would be considered a material breach.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement or the Related Documents to “$” shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement or the Related Documents. For purposes of calculating the Equity Value, amounts not in U.S. dollars shall be converted from their applicable currencies to U.S. dollars at the exchange rate as published in the Wall Street Journal, Eastern Edition, as of the Closing Date; provided that, notwithstanding the foregoing, for purposes of calculating the Estimated Equity Value included in the Estimated Closing Statement, amounts not in U.S. dollars shall be converted from their applicable currencies to U.S. dollars at the exchange rate as published in the Wall Street Journal, Eastern Edition, as of the date one (1) day prior to delivery of the Estimated Closing Statement. Any accounting term used in this Agreement which is not specifically defined within this Agreement shall have the meaning ascribed to that term under GAAP.

(iii) Exhibits/Schedules/Annexes. All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. For purposes of the representations and warranties of the Company, any facts, circumstances, matter or item disclosed in any section of the Schedules shall be deemed to have been adequately disclosed in another section of the Schedules if it is reasonably apparent from such disclosure on its face that such disclosure qualifies the representation or warranty of the Company to which such other section of the Schedules corresponds. Disclosure of any item on any Schedule shall not constitute or be deemed an admission or indication that such item or matter is material or would have a Material Adverse Effect, and shall not imply a measure for materiality for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule, Exhibit or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Or. The word “or” is not exclusive and has the meaning commonly ascribed to the phrase “and/or” (whether or not specified).

(ix) Legislation and Contracts. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, in each case, prior to the date of this Agreement.

(x) Information Made Available. When a reference is made in this Agreement or the Disclosure Schedules to information or documents being “provided.” “made available” or “disclosed” by a party hereto to Purchaser, such information or documents shall be limited to any information or documents furnished prior to the execution of this Agreement in the electronic “data room” maintained by such disclosing party (including the clean team data room) and to which access has been granted to Purchaser and its representatives (or clean team members, as applicable, pursuant to the Clean Team Confidentiality Agreement, dated as of April 9, 2026, by and between NSI Holdings, Inc. and Purchaser (the “Clean Team Agreement”)) at least twenty-four (24) hours prior to the date of this Agreement. Any time this Agreement refers to the Access Limitations, it is understood and agreed that the applicable party providing access shall use commercially reasonable efforts to provide the required access in a manner that does not violate the Access Limitations.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from Seller, and Seller will sell, assign and convey to Purchaser, the Shares free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws), as a result of which the Company will become a wholly owned subsidiary of Purchaser as of immediately following the Closing.

2.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) will take place at the offices of Purchaser, 40 Waterview Drive, Shelton, CT 06484, at a time and on a date to be designated by Seller and Purchaser in writing, which shall be not later than 9:00 A.M. New York City time on the fourth (4th) Business Day following the satisfaction or waiver of each of the conditions set forth in Article IX and Article X (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing), or on such other time, date or location as Seller and Purchaser mutually agree in writing (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”); provided that, notwithstanding anything herein to the contrary and without limiting the requirement that all conditions to the obligations of the parties hereto to consummate the Transactions as set forth in Article IX and Article X (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or valid waiver of such conditions at the Closing) be satisfied or validly waived, the Closing shall not occur prior to May 31, 2026 without the prior written consent of Purchaser. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

2.3 Estimated Closing Statement. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a written statement setting forth a good faith estimate of the (a) Net Working Capital, (b) Cash and Cash Equivalents, (c) Transaction Expenses and (d) Company Debt, together with a calculation of the Estimated Equity Value (the “Estimated Closing Statement”). Such Estimated Closing Statement shall include reasonable supporting information to the extent relevant and relating to the Estimated Closing Statement. Seller shall consider in good faith any changes Purchaser proposes to the Estimated Closing Statement; provided, however, that Seller shall determine in its sole discretion whether to make any such changes and Purchaser shall have no approval rights with respect to the Estimated Closing Statement; provided, further, that in case of any disagreement between the parties hereto, in no case shall any disagreement in respect to the Estimated Closing Statement delay or prevent the Closing and the estimates and calculations of Seller set forth in the Estimated Closing Statement delivered by Seller (with any such changes proposed by Purchaser that are accepted by Seller in its sole discretion) shall control for all purposes of the Closing. Seller shall provide Purchaser with reasonable access to the Group Companies’ books and records, employees and representatives who assisted in the preparation of the Estimated Closing Statement upon reasonable request by Purchaser in connection with Purchaser’s review of the Estimated Closing Statement; provided that such access shall, in each case, be subject to the Access Limitations and shall not delay the Closing.

2.4 Closing Payments.

(a) At the Closing, Purchaser shall pay, or cause to be paid (on behalf of the Company and/or the applicable Group Company), by wire transfer of immediately available funds, the amount set forth in the Payoff Letters delivered pursuant to Section 3.1(c) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters.

(b) At the Closing, Purchaser shall pay, or cause to be paid (on behalf of the Company and/or the applicable Group Company), by wire transfer of immediately available funds, the Transaction Expenses set forth in the Estimated Closing Statement to the applicable recipients thereof as set forth on the Estimated Closing Statement and with supporting invoices delivered to Purchaser at least three (3) Business Days prior to the Closing; provided that any Transaction Expenses payable to employees of any of the Group Companies shall be paid to the applicable Group Company for prompt further payment to such employees through payroll of the applicable Group Company.

(c) At the Closing, Purchaser shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated by the Escrow Agent, an amount equal to the Escrow Amount to be held in accordance with the terms of this Agreement and the Escrow Agreement.

(d) At the Closing, Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the Estimated Equity Value less the Escrow Amount.

(e) The Estimated Closing Statement to be delivered by the Seller pursuant to Section 2.3 shall include a funds flow spreadsheet providing wire instructions for payment of the above amounts (the “Funds Flow Statement”). Purchaser shall be entitled to rely solely on the Estimated Closing Statement, the Funds Flow Statement and any other payment instructions provided by the Seller or Company hereunder.

2.5 Purchase Consideration Adjustment.

(a) Closing Statement. Within seventy-five (75) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement setting forth Purchaser’s good faith calculation of the (i) Net Working Capital, (ii) Cash and Cash Equivalents, (iii) Transaction Expenses and (iv) Company Debt, together with a calculation of Equity Value based on such amounts (the “Closing Statement”); provided that, if Purchaser fails to timely deliver or cause to be delivered a Closing Statement within sixty (60) days after the Closing Date, then the Estimated Closing Statement shall be deemed to be the Closing Statement for purposes of Section 2.5(b) and Seller may, in its sole discretion, deliver a Dispute Notice with respect thereto in accordance with Section 2.5(b). The Closing Statement shall include reasonable supporting detail of each of the components of Equity Value and a reconciliation of such components with the amounts delivered in the Estimated Closing Statement. The Closing Statement shall (A) be prepared based upon the books and records of the Group Companies as of the Measurement Time in accordance with the definitions as provided in this Agreement (except with respect to Transaction Expenses), (B) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions (including those arising from Accounting Standards Codification section 805 (i.e., Business Combinations)) and (C) be based exclusively on the facts and circumstances as they exist as of the Measurement Time (except with respect to Transaction Expenses) and shall not take into account (for purposes of establishing reserves or otherwise) any change, circumstance, act, decision, facts, information, event or development occurring after the Measurement Time. The parties hereto agree that the purpose of determining Net Working Capital, Cash and Cash Equivalents, Transaction Expenses, Company Debt, and the related purchase price adjustment contemplated by this Section 2.5 is to measure the amount of Cash and Cash Equivalents, Company Debt, changes in Net Working Capital and Transaction Expenses as compared to Seller’s Estimated Closing Statement prepared pursuant to Section 2.3 and is not intended to permit the introduction of different or new accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts) from the Accounting Methodology.

(b) Closing Statement Dispute. If Seller disputes the accuracy of the calculations reflected in the Closing Statement, Seller shall provide written notice to Purchaser no later than forty-five (45) days following delivery (or deemed delivery, as applicable) by Purchaser to Seller of the Closing Statement setting forth those items that Seller disputes (the “Dispute Notice”). Any item, amount, determination, or calculation not included in the Dispute Notice shall be final, binding, non-appealable, and conclusive on the parties hereto. If Seller does not deliver a Dispute Notice within such forty-five (45)-day period, then the calculation of Equity Value reflected in the Closing Statement shall be deemed final, conclusive and binding on the parties in all respects; provided, however, that if Purchaser materially breaches its obligation to provide access or information to Seller pursuant to Section 2.5(c), the deadline for delivery of a Dispute Notice shall be tolled until Purchaser provides such access or information pursuant to Section 2.5(c). During the thirty (30)-day period following delivery of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve such disputed items. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve the disputed items set forth in the Dispute Notice within thirty (30) days after Seller delivers a timely Dispute Notice to Purchaser, then Purchaser or Seller shall jointly engage FTI Consulting, Inc., or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting, consulting or other professional services firm with significant arbitration experience related to purchase price adjustment disputes or transactions of a similar nature and that is mutually agreed upon by Purchaser and Seller (in either case, the “Accounting Firm”), to resolve the disputed items (acting as an expert and not an arbitrator). As promptly as practicable thereafter, Purchaser and Seller shall each prepare and submit to the Accounting Firm one written presentation (only with respect to the unresolved disputed items set forth in the Dispute Notice) and one written response to the other party’s written presentation; provided that Purchaser and Seller cannot assign a value to any disputed item that is more favorable to such party than what such party included in the Closing Statement or the Dispute Notice, as applicable; provided further, however, that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence (including by telephone) of the other party. As soon as practicable thereafter, but no later than thirty (30) days from the final submission of presentations from Purchaser and Seller, Purchaser and Seller shall use reasonable best efforts to cause the Accounting Firm to render its written decision (including reasonable supporting detail thereto) with respect to only the unresolved disputed items set forth in the Dispute Notice (and no other items) based solely upon the terms and provisions of this Agreement and the presentations by Purchaser and Seller and not by way of an independent review (it being acknowledged and agreed that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value of such item claimed by either party. Judgement may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. For example, if Seller claims in a Dispute Notice that the Net Working Capital is $1,000 greater than the amount determined by Purchaser in the Closing Statement, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 600 ÷ 1,000) to Purchaser and forty percent (40%) (i.e., 400 ÷ 1,000) to Seller. Absent fraud or manifest error, all determinations made by the Accounting Firm will be final, conclusive and binding on all parties to this Agreement in all respects.

(c) Access. For purposes of complying with the terms set forth in this Section 2.5, following the Closing, Purchaser and the Company shall, and shall cause the other Group Companies to, cooperate and provide to Seller and its representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Seller in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes with respect thereto; provided that such access shall, in each case, be subject to the Access Limitations, mutatis mutandis. All disputes related to this Section 2.5(c) shall be treated in the same manner as an item set forth on the Dispute Notice and shall be subject to the applicable dispute resolution processes set forth in Section 2.5(b).

(d) Adjustment Payment; Release of Escrow Amount. No later than two (2) Business Days after the date on which the Final Equity Value is determined pursuant to this Section 2.5:

(i) If the Estimated Equity Value is greater than the Final Equity Value, then (A) Purchaser and Seller shall jointly instruct the Escrow Agent to release to Purchaser from the Escrow Account an amount in cash equal to the amount by which the Estimated Equity Value exceeds the Final Equity Value (the “Closing Overpayment Amount”) (or, if the Closing Overpayment Amount exceeds the then remaining Escrow Amount, to release to Purchaser the entire then remaining Escrow Amount), by wire transfer of immediately available funds to an account designated in such joint instruction and (B) Purchaser and Seller shall jointly instruct the Escrow Agent to release from the Escrow Account any remaining Escrow Amount (after payment of the amount required by clause (A) of this Section 2.5(d)(i)) to Seller.

(ii) If the Final Equity Value is greater than the Estimated Equity Value, then (A) Purchaser shall pay, or cause to be paid, to Seller, an amount in cash equal to such excess (provided that such amount shall not in any case exceed an amount equal to the Escrow Amount), and (B) Purchaser and Seller shall jointly instruct the Escrow Agent to release the Escrow Amount from the Escrow Account to Seller.

(iii) If the Final Equity Value is equal to the Estimated Equity Value, there will be no adjustment to the Equity Value pursuant to this Section 2.5(d) and Purchaser and Seller shall jointly instruct the Escrow Agent to release any remaining Escrow Amount from the Escrow Account to Seller.

(e) Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Affiliates of Seller nor any of their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability to Purchaser, the Company or any of their respective Affiliates for any adjustment amount pursuant to this Section 2.5 except to the extent of the Escrow Amount. Recovery from the Escrow Amount shall be the sole and exclusive remedy available to Purchaser, the Company and any of its or their respective Affiliates for any claims arising out of or relating to this Section 2.5, and none of Purchaser, the Company or any of their respective Affiliates shall have any claim against Seller or any Affiliate of Seller or any of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives in respect thereof.

(f) Notwithstanding anything to the contrary in this Agreement, none of Purchaser, any Affiliates of Purchaser or any of their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability to Seller or any of its Affiliates for any adjustment amount pursuant to this Section 2.5 except to the extent of the Escrow Amount plus an amount equal to the Escrow Amount. Recovery from the Escrow Amount, plus recovery in the amount of up to the Escrow Amount, shall be the sole and exclusive remedy available to Seller and any of its Affiliates for any claims arising out of or relating to this Section 2.5, and none of Seller or any of its Affiliates shall have any claim against Purchaser or any Affiliate of Purchaser or any of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives in respect thereof.

(g) The parties agree that any amount paid under this Section 2.5, Section 7.10 (Specified Matters), and Section 8.8 (Tariff Refund) shall be treated as an adjustment to the purchase price for Tax purposes and, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or similar provisions of state, local, or non U.S. Law), the parties shall not to take any Tax position inconsistent with such treatment.

(h) This Section 2.5 is not intended to be used to adjust for errors or omissions that may be found in respect of the Financial Statements or any other balance sheet referred to in Section 5.5.

2.6 Withholding. Purchaser and the Group Companies shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided that Purchaser shall (i) except in the case of any withholding arising by reason of Seller’s failure to deliver the IRS Form W-9 described in Section 3.1(b), notify Seller in writing of its intention to deduct and withhold any amounts and the reason therefor at least ten (10) days prior to the Closing Date (or promptly after any relevant change in Law occurs, if later, and prior to the Closing Date) or, with respect to any payment made under this Agreement after the Closing, ten (10) days prior to the due date of the applicable payment (or promptly after any relevant change in Law, if later, and prior to the due date of the applicable payment) and (ii) cooperate with Seller to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING DELIVERIES

3.1 Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser the following items:

(a) an escrow agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), duly executed by Seller;

(b) a duly completed and executed IRS Form W-9 of Seller; provided, however, that the foregoing shall not constitute a condition to Closing and that the sole remedy of Purchaser for Seller’s failure to provide such executed form to Purchaser shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with Section 2.6;

(c) customary pay-off letters in respect of the Company Debt that is set forth on Schedule 3.1(c) executed by the applicable loan parties and lenders or administrative agents, as applicable (the “Payoff Letters”); provided that Seller shall use reasonable best efforts to deliver drafts of such Payoff Letters to Purchaser at least three (3) Business Days prior to the Closing Date;

(d) a certificate of an authorized officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 9.1(a), Section 9.1(b) and Section 9.1(c) have been satisfied;

(e) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.1(a), Section 9.1(b) and Section 9.1(c) (with respect to the Group Companies’ covenants and representations and warranties regarding the Group Companies) have been satisfied;

(f) a copy of resignations of each of the directors, managers and officers of each of the Group Companies, in accordance with Section 7.4; and

(g) a duly executed stock power evidencing the transfer to Purchaser of the Shares in a form that complies with the organizational documents of the Company and applicable Law.

3.2 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Company and Seller the following items:

(a) evidence of payment of the Closing payments set forth in Section 2.4;

(b) the Escrow Agreement, duly executed by Purchaser; and

(c) a certificate of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 10.1(a) and Section 10.1(b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the corresponding section or subsection of the disclosure schedules (as determined in accordance with Section 1.2(a)(iii)) of even date herewith (the “Disclosure Schedules”), Seller hereby makes the representations and warranties contained in this Article IV to Purchaser:

4.1 Organization; Good Standing; Qualification.

(a) Seller is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted, except where the failure to be duly organized, validly existing and in good standing or to have such requisite power and authority would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller or the Company to consummate the Transactions.

(b) Seller is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller or the Company to consummate the Transactions.

4.2 Corporate Authority; Approval. Seller has all requisite limited partnership power and authority to enter into and has taken all limited partnership action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the Transactions (the “Seller Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by the Company and Purchaser, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

4.3 Ownership of Company Shares. Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws). Other than the Shares, Seller owns no other Equity Interests in any of the Group Companies. Seller has full power and authority to sell, transfer, assign and deliver the Shares to Purchaser, and such delivery will convey to Purchaser at the Closing good and valid title to the Shares free and clear of any and all Liens, other than restrictions on transfer arising pursuant to federal and state securities laws. Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Equity Interests in any of the Group Companies. Seller is not a party to, and the Shares are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Shares.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act, and (ii) such other items as disclosed in Schedule 4.4(a) hereto, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Seller does not constitute or result in (i) a breach or violation of, or a default under, Law, the certificate of limited partnership or limited partnership agreement (or similar organizational documents) of Seller or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of Seller pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law or Permit to which Seller is subject, except in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the Transactions.

4.5 Litigation. There are no Actions pending or threatened in writing against Seller relating to Seller’s ownership of the Shares or that are reasonably likely to adversely affect the performance of this Agreement or otherwise prohibit or restrain the ability of Seller to enter into this Agreement or any Related Document or to consummate the Transactions.

4.6 Holding Company. Except as set forth on Schedule 4.6, Seller is, and has always been, a holding company with no operations, and does not engage in, and has never engaged in, any business activities, other than operations in connection with or incidental to the issuance and ownership of Equity Interests of the Company. Other than such Equity Interests and any cash received in respect of such Equity Interests, the Seller does not have material (a) non-cash assets or (b) liabilities, in each case other than those incidental to Seller’s ownership of Equity Interests of the Company.

4.7 Brokers and Finders. Seller has not engaged any broker, investment bank, finder or similar Person or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions for which any Group Company may be liable, except as set forth in Section 4.7 of the Disclosure Schedules or the fees of which are fully reflected in the Estimated Closing Statement as a Transaction Expense.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as disclosed in the corresponding section or subsection of the Disclosure Schedules (as determined in accordance with Section 1.2(a)(iii)), the Seller and each Group Company hereby makes the representations and warranties contained in this Article V to Purchaser:

5.1 Organization, Good Standing and Qualification. Each of the Group Companies is a legal entity duly organized, validly existing and in good standing or similar concept (with respect to jurisdictions that recognize the concept of good standing or similar concept) under the Laws of the jurisdiction of its organization. The Group Companies have all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as conducted as of the date of this Agreement and are qualified to do business and are in good standing or similar concept (with respect to jurisdictions that recognize the concept of good standing or similar concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, be material to the Group Companies, taken as a whole. Seller has made available to Purchaser true and complete copies of each Group Company’s organizational documents, each as in effect on the date hereof, and each Group Company is not in material violation of any provision of its organizational documents.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of one hundred (100) shares of common stock, par value $0.01 per share, all of which are issued, outstanding and owned beneficially and of record by Seller free and clear of all Liens. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has not granted any options, warrants, equity awards, subscription rights, rights of first refusal, preemptive rights, phantom stock, stock appreciation, profit participation or other rights or interests convertible into or exchangeable or exercisable for Equity Interests of the Company, or entered into any other Contracts providing for the issuance of additional Equity Interests or for the repurchase or redemption of the Equity Interests of the Company.

(b) Except for the Subsidiaries of the Company, no Group Company owns or controls, directly or indirectly, any Equity Interest in any Person, or has any obligation or commitment to acquire any such Equity Interest.

(c) All of the outstanding shares of capital stock or other Equity Interests of the Company’s respective Subsidiaries are owned by the Company or another Group Company, free and clear of any Liens. Except as set forth in Schedule 5.2(c), none of the Company’s respective Subsidiaries has granted any options, warrants, equity awards, subscription rights, rights of first refusal, preemptive or other rights or other securities convertible into or exchangeable or exercisable for Equity Interests of the Company’s Subsidiaries, or any other Contracts providing for the issuance of additional Equity Interests or the repurchase of redemption of the Equity Interests of the Company’s Subsidiaries (other than in respect of rights granted to another Group Company). Each of the outstanding shares of capital stock or other Equity Interests of each of the Company’s respective Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Schedule 5.2(c) hereto sets forth a true and complete list of each of the Companies’ respective Subsidiaries, together with the jurisdiction of formation of such Subsidiary.

(d) None of the Group Companies has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of such Group Company.

(e) There are no stockholder agreements, voting trusts or other agreements or understandings pertaining to the Shares or to which any of the Company’s respective Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of any of the Company’s respective Subsidiaries.

5.3 Corporate Authority; Approval. The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (collectively, the “Company Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Seller and Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. No additional corporate proceeding, action or approval is required in order for any Group Company to consummate the Transactions contemplated by this Agreement.

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act, and (ii) such other items as set forth on Schedule 5.4(a) hereto, no notices, reports or other filings are required to be made by the Group Companies with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Group Companies from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(b) Except as set forth on Schedule 5.4(b) hereto, the execution, delivery and performance of this Agreement and the Company Documents by the Company does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under the certificate of incorporation or bylaws (or other organization document) of any Group Company, (ii) a violation or conflict with any Law applicable to, binding upon or enforceable against any Group Company, or (iii), a breach or violation of, a termination (or right of termination) or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, payment of any fee under, the right to amend or modify, the creation of a Lien on any of the assets, properties or rights of any of the Group Companies pursuant to, or require any notice or consent under, any Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a), under any Law or Permit to which any of the Group Companies is subject, except, in the case of clause (iii), for any such breach, violation, termination, default, creation, cancellation, acceleration, amendment, modification, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

5.5 Financial Statements.

(a) True and complete copies of the following financial statements (such financial statements, the “Financial Statements”) have been made available to Purchaser and are attached as Schedule 5.5:

(i) the audited consolidated balance sheet of the Seller as of December 31, 2025 (the “Latest Audited Balance Sheet”) and December 31, 2024, and the related audited consolidated statements of income, changes in equity, and cash flow for the years then ended; and

(ii) the unaudited consolidated balance sheet of the Company as of March 31, 2026, and the related unaudited consolidated statements of operations and income for the three (3)-month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at such dates in accordance with GAAP, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to the absence of footnotes and other presentation items and year-end adjustments.

(c) Each of the Group Companies have established, maintain and adhere to a system of internal controls sufficient to provide reasonable assurance (i) regarding the reliability of the Group Companies’ financial reporting and the preparation of financial statements for external purposes (including for purposes of the Financial Statements) consistent with past practice and in accordance with GAAP, (ii) that receipts and expenditures of the Group Companies are being made only in accordance with the authorization of the Group Companies’ applicable management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Group Companies’ assets that could have a material effect on the Group Companies’ financial statements. Since the Lookback Date, none of the Group Companies has received any material complaint, allegation, assertion or claim from any external auditor or Governmental Authority or to the Company’s Knowledge, otherwise, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Group Companies or any of their respective internal accounting controls. Since the Lookback Date, all material accounts receivable of the Group Companies, whether or not reflected in the Financial Statements, have arisen from bona fide transactions in the Ordinary Course of Business, are enforceable and represent valid obligations of the Group Companies. There is no contest, claim or right to set off relating to the amount or validity of such receivables, except as would not, individually or in the aggregate, be reasonably expected to be material to the Group Companies, taken as a whole.

5.6 No Undisclosed Liabilities. Except as set forth on Schedule 5.6 hereto, since the date of the Latest Audited Balance Sheet, no Group Company has incurred any obligation, debt, contra-asset, commitment or liabilities of any nature whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or variable, known or unknown, due or to become due, determinable or undeterminable, or otherwise, except for liabilities or obligations (a) incurred in the Ordinary Course of Business since the date of the Latest Audited Balance Sheet (and not resulting from a breach of contract or violation of applicable Law), (b) those set forth on Schedule 5.25 or the fees of which are fully reflected in the Estimated Closing Statement as a Transaction Expense, and (c) that would not, individually or in the aggregate, have a material adverse effect on the business of the Group Companies, taken as a whole. No Group Company is party to, or has a commitment to become a party to any off-balance sheet partnership, or any similar contract or any off-balance sheet arrangements within the meaning of Item 303 of Regulation S-K. No Group Company has any outstanding liability of any kind (including indemnification obligations or non-competition or non-solicitation restrictions) pursuant to the Stock Purchase Agreement by and between Lennox Industries, Inc., Duro Dyne Buyer, Inc. and Seller, dated as of August 14, 2025 and the Group Companies ae not directly liable for any liabilities of the HVAC Business (as defined in the Disclosure Schedules).

5.7 Absence of Certain Changes. Except as reflected on Schedule 5.7 hereto or as otherwise contemplated by this Agreement, since December 31, 2025 through the date of this Agreement, the business of the Group Companies has been conducted in the Ordinary Course of Business and none of the Group Companies has taken any action that would, if taken between the date hereof and the Closing Date, be prohibited by Sections 7.3(b)(ii), 7.3(b)(v), 7.3(b)(xiii), or 7.3(b)(xiv). Since the date of the Latest Audited Balance Sheet through the date of this Agreement, there have not been any changes, events, facts, conditions, effects or occurrences that have had a Material Adverse Effect.

5.8 Litigation and Proceedings. Except as set forth on Schedule 5.8 hereto, there are no, and since the Lookback Date, there have not been any, (a) Actions pending or threatened in writing or, (b) to the Knowledge of the Company, investigations pending or threatened before or by any Governmental Authority, in each case, by or against or involving any of the Group Companies or their properties, assets or operations, in each case of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies, nor any property or asset of any Group Companies, is, and since the Lookback Date has not been, subject to any material Order.

5.9 Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (a) the Group Companies are, and since the Lookback Date have been, in compliance with all applicable Laws and (b) since the Lookback Date, no Group Company has received any written notice, or to the Knowledge of the Company, oral notice, from any Governmental Authority of a violation of any applicable Law by a Group Company.

5.10 Contracts; No Defaults.

(a) Schedule 5.10(a) hereto sets forth a true and complete list, as of the date of this Agreement, of all of the following Contracts and amendments, exhibits, appendices, and schedules thereto to which any of the Group Companies is a party, other than any Benefit Plan (each such Contract, whether or not listed on Schedule 5.10(a), a “Material Contract”); provided that purchase orders, sale orders and similar Contracts need not be listed on Schedule 5.10(a) hereto (provided, further, that such purchase orders, sale orders and similar Contracts do not contain any material terms (other than specifying the pricing of products or services) or amend any material terms of any Material Contract to which they relate). True, correct and complete copies of the Material Contracts have been delivered to or made available to Purchaser:

(i) each employment Contract with any current officer or employee of any of the Group Companies that provides for annual base compensation in excess of $350,000;

(ii) each collective bargaining agreement or other labor-related Contract with a labor union, works council or similar employee representative body (each, a “CBA”);

(iii) any Contract pursuant to which any Group Company (x) is granted a license to any material third-party Intellectual Property, other than (1) shrink-wrap, click-wrap and off-the-shelf software licenses that are commercially available to the public generally with one-time or annual license, maintenance, support and other fees of $300,000 or less or (2) solely with respect to non-exclusive licenses, Contracts in which the licenses to Intellectual Property granted in such Contracts are merely incidental to the transactions contemplated by such Contract, or (y) grants to a third party a license to any material Owned Intellectual Property, in each case, other than (1) non-exclusive licenses granted to customers, suppliers or vendors in the Ordinary Course of Business, (2) employee and contractor agreements and non-disclosure agreements entered into in the Ordinary Course of Business, and (3) solely with respect to non-exclusive licenses, Contracts in which the licenses to Intellectual Property granted in such Contract are merely incidental to the transactions contemplated by such Contract;

(iv) any Contract under which any Group Company has (A) created, incurred, assumed or guaranteed indebtedness for money borrowed, (B) granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness for money borrowed or (C) extended credit to any Person (other than (I) loans and advances between or among the Group Companies and (II) customer payment terms in the Ordinary Course of Business), in each case in clauses (A) and (C), in an amount in excess of $1,250,000 of committed credit;

(v) each Contract under which any Group Company completed an acquisition or disposal of a business or material asset (A) on or after the Lookback Date or (B) pursuant to which any Group Company has any outstanding payment obligations (including contingent payment obligations), other than purchases of inventory or supplies in the Ordinary Course of Business;

(vi) any Contract establishing any joint venture, strategic alliance or other similar collaboration arrangements;

(vii) each Affiliate Agreement;

(viii) each Contract with a Top Customer or a Top Supplier;

(ix) any Contract that is a settlement, conciliation or similar agreement pursuant to which any Group Company has an outstanding monetary obligation in excess of $750,000 or otherwise impose any material non-monetary relief on any Group Company (or, following the Closing, Purchaser or any of its Affiliates) or involve the admission of any violation of Law by any Group Company or any of their respective officers or directors;

(x) any Contract that (A) requires any of the Group Companies to use any supplier or third party for all of any Group Company’s requirements or needs, (B) requires any of the Group Companies to provide other parties “most favored nation” status (whether in terms of pricing or otherwise), (C) that contains any minimum commitment terms binding on any of the Group Companies, (D) grants any third party the exclusive right to purchase or distribute any Group Company’s Products or services, (E) that is a sole source supplier Contract, or (F) provides for any material indemnification by any Group Company outside the Ordinary Course of Business;

(xi) any Contract that (A) contains any non-compete or non-solicit which limits or restricts the ability of any of the Group Companies or any of their Affiliates (including, following the Closing, Purchaser and its Affiliates) to operate in any business or geographic area, (B) contains exclusivity obligations or restrictions binding on any of the Group Companies or (C) grants a right of first refusal, first offer or similar preferential rights to purchase or acquire any assets or property of any Group Company to any Person;

(xii) each Lease and Contract included on Schedule 5.15;

(xiii) each Contract (or series of related Contracts) for capital expenditures or the acquisition or construction of fixed assets with an outstanding amount of commitments from a Group Company of any amount in excess of $1,500,000; and

(xiv) each Contract with any Governmental Authority, other than any Contract entered into by any Governmental Authority in its capacity as a customer in the Ordinary Course of Business (unless otherwise disclosed pursuant to any other clause under this Section 5.10(a)).

(b) Except as set forth on Schedule 5.10(b) hereto, (i) all of the Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Group Company party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto (subject to the Bankruptcy and Equity Exception), (ii) no Group Company or, to the Knowledge of the Company, any other party thereto, is in material breach of or material default under any such Material Contract, (iii) no Group Company has received any written or, to the Knowledge of the Company, oral claim or notice of any material breach of or material default under any such Material Contract, or notice of termination or cancellation (or intent to terminate or cancel) of any Material Contract and (iv) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by the Group Company party thereto (in each case, with or without notice or lapse of time or both).

5.11 Benefit Plans.

(a) Schedule 5.11(a) hereto sets forth a complete and correct list of each material Benefit Plan.

(b) With respect to each material Benefit Plan, the Company has, if applicable, made available to Purchaser complete and correct copies of (i) the current plan document and any current trust agreement or insurance contract (or other funding vehicle arrangement) implementing such Benefit Plan (or, with respect to any such plan that is not in writing, a written description of the material terms thereof) and all amendments or material supplements, (ii) the most recent summary plan description and any material modifications thereto, if any, (iii) the most recent annual report on Form 5500 and all attachments thereto as filed, (iv) the most recent determination or opinion letter issued by the IRS, (v) the most recent annual financial report and the most recent actuarial report, if any, and (vi) all non-routine correspondence with any Governmental Authority dated within the past three (3) years.

(c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”) (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan which has received a favorable IRS advisory letter or opinion letter, and (A) no such determination letter, opinion letter or advisory letter has been revoked nor to the Knowledge of the Company has revocation been threatened, and, (B) no event has occurred or condition exists, to the Knowledge of the Company, that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or any related trust.

(d) None of the Group Companies sponsors, maintains or contributes to, or has any liability (including on account of any ERISA Affiliate) with respect to, any employee benefit plan which is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e) Except as would not be material to the Group Companies, taken as a whole, no Actions or claims (other than routine individual claims for benefits in the ordinary course) with respect to the Benefit Plans are pending or, to the Knowledge of the Company, threatened.

(f) Each Benefit Plan has been established, funded, administered and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code. All material contributions, premiums, or other payments with respect to each Benefit Plan that are due have been timely made or, to the extent not yet due, made, paid, or properly accrued. There have been no non-exempt prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that would reasonably be expected to result in material liability to the Group Companies, taken as a whole.

(g) No Group Company has any obligation to provide post-termination health or life insurance benefits other than as required under Section 4980B of the Code or any other similar state Law.

(h) No Group Company has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(i) No Group Company has any current or contingent obligations to indemnify, gross-up, reimburse or otherwise make whole any current or former director, officer, employee or other individual service provider of any of the Group Companies for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law) or otherwise.

(j) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.

(k) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Group Companies of the transactions contemplated hereby will result in any “excess parachute payments” within the meaning of Section 280G of the Code that would not be eligible for exemption pursuant to Section 280G(b)(5)(A) and (B) of the Code.

(l) There are no Benefit Plans maintained for the benefit of employees of the Group Companies primarily residing and working outside of the United States.

5.12 Labor Matters.

(a) Seller has made available to Purchaser a correct and complete list as of ten (10) days prior to the date of this Agreement of each individual who is employed by a Group Company: (i) employee name, (ii) job title/position, (iii) hire date, (iv) base salary, annual or monthly fee or hourly wage rate, if applicable, (v) incentive plan type and target bonus opportunities or commission opportunities (as applicable) for the current performance year, (vi) business location (including country and state or province, as applicable), (vii) status as an employee or a leased employee, (vii) status as full-time or part-time and exempt or nonexempt, (ix) status as active or on an approved leave of absence and (x) work authorization, immigration permit or visa status.

(b) Except as set forth on Schedule 5.12(b) hereto, none of the Group Companies is a party to or bound by any CBA and, to the Knowledge of the Company, no current employees of any Group Company are represented by a works council, labor union or other employee representative body in connection with their employment with the Group Companies. To the Knowledge of the Company, there are no ongoing labor union organizing activities involving any employees of any Group Company. Since the Lookback Date, none of the Group Companies has received notice of any unfair labor practice complaint against it that is pending or, to the Knowledge of the Companies, threatened before the National Labor Relations Board (or equivalent labor relations tribunal in the relevant jurisdiction). Since the Lookback Date, there have been no actual, or, to the Knowledge of the Company, threatened concerted work stoppages, material labor grievances or arbitrations, strikes, lockouts, concerted work slowdowns or picketing, or other material labor disputes by or against any Group Company.

(c) The Group Companies are, and, since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and occupational safety, wages and hours, employee classification, immigration, employment discrimination, termination of employment, harassment, retaliation, child labor, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations and unemployment insurance.

(d) There are no material investigations, inquiries or legal proceedings pending, or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Department of Justice, the Occupational Health and Safety Administration or any other applicable Governmental Authority, whether in the United States or a foreign jurisdiction, with respect to or relating to the terms and conditions of employment or services, or the cessation of employment or services, of current or former employees or independent contractors of the Group Companies.

(e) Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, each individual who renders services to the Group Companies who is classified by the Group Companies as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting) is properly so characterized.

(f) Since the Lookback Date, (i) no allegations of sexual harassment or misconduct have been made against an officer, Key Employee or director of any Group Company and (ii) neither Seller nor any Group Company has entered into any settlement agreements relating to any allegations of sexual harassment or misconduct by an officer, management-level employee or director of any Group Company.

(g) To the Knowledge of the Company, each current employee of the Group Companies has all work permits, immigration permits, visas or other work authorizations required by applicable Law for such individual given the duties and nature of such individual’s employment. Within the three (3) years preceding the execution of this Agreement, (i) no Group Company has received any written notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of the U.S. Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”) or the rules and guidance promulgated by the U.S. Citizenship and Immigration Services (“USCIS”) and the U.S. Department of Labor (“DOL”) that has not been resolved, and (ii) no Group Company has been warned in writing, fined or otherwise penalized by reason of any failure to comply with IRCA or the rules and guidance promulgated by the USCIS or DOL. Each Group Company is voluntarily enrolled (and is not required to be enrolled as a federal contractor or subcontractor) in the U.S. Department of Homeland Security’s and Social Security Administration’s E-Verify program.

5.13 Taxes.

(a) All material Tax Returns filed or required by Law to be filed by or on behalf of any of the Group Companies have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes required by Law to be paid by or on behalf of any of the Group Companies (whether or not reflected on such Tax Returns) have been duly and timely paid.

(b) The unpaid Taxes of the Group Companies did not as of the date of the Latest Audited Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect permanent timing differences between book and Tax income) set forth on the face of the Latest Audited Balance Sheet (rather in any notes thereto).

(c) There are no Liens for Taxes upon the property or assets of any Group Company other than Permitted Liens.

(d) The Group Companies have timely and properly complied in all material respects with applicable Law with respect to Tax withholding (and reporting and recordkeeping with respect thereto) and duly and timely paid all material amounts of Taxes required to be paid in connection with amounts paid or owing or deemed paid or owing to any employee, independent contractor, creditor or other third party.

(e) Each Group Company has, in all material respects, complied with its obligations to (i) collect and remit sales, use and similar Taxes that it was required to collect and remit with respect to sales or leases made or services provided to its customers, and (ii) receive and retain valid exemption documentation with respect to sales, leases or services that it treated as exempt.

(f) No Tax Proceeding with respect to any material Taxes or Tax Return of any Group Company is in progress, pending or threatened in writing. There is no material Tax assessment or deficiency asserted in writing against any Group Company that has not been fully paid, settled or otherwise resolved.

(g) No Group Company is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than any customary commercial Contracts entered into in the ordinary course and a primary purpose of which is not related to Taxes.

(h) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(i) No Group Company has been engaged in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(j) No Group Company has been a member of an affiliated, combined, consolidated, unitary or other group for Income Tax purposes (other than a group the common parent of which is a Group Company).

(k) No Group Company has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax law), as transferee or successor, or by Contract (other than (x) with respect to a group the common parent of which is a Group Company or (y) pursuant to any customary commercial Contracts entered into in the ordinary course a primary purpose of which is not related to Taxes).

(l) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid or deferred amounts received prior to the Closing or any deferred revenue accrued on or prior to the Closing Date, or (v) “intercompany transaction” or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Law) existing prior to the Closing.

(m) No Group Company has extended or waived any statute of limitations with respect to any material Taxes (other than any automatic or automatically granted extension), which extension or waiver is currently outstanding, and no written request for any such extension or waiver is currently pending.

(n) No Group Company is required to file Tax Returns or pay Taxes in any non-U.S. jurisdiction, and no activity of any Group Company has given rise to a “permanent establishment” or other taxable presence in any non-U.S. jurisdiction. No Group Company owns any equity interest in any entity that is organized outside the United States.

(o) No written claim has been received by any Group Company from a Taxing Authority in a jurisdiction where such Group Company does not pay Taxes or file Tax Returns of a particular type that such Group Company is or may be subject to Tax, or required to file a Tax Return, of such type in that jurisdiction.

(p) No Group Company is a party to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Taxing Authority, in each case, that will be binding on such Group Company following the Closing.

(q) No Group Company has claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act.

(r) The proper entity classification of each Group Company for U.S. federal and applicable state and local Income Tax purposes is set forth in Schedule 5.13(r) hereto.

(s) The Group Companies are in material compliance with all Laws applicable to unclaimed or abandoned property and escheat.

5.14 Insurance. Schedule 5.14 hereto sets forth a true and complete list of each material insurance policy held by, or for the benefit of, any of the Group Companies (other than in connection with any Benefit Plan). True and complete copies of such insurance policies have been made available to the Purchaser prior to the date hereof. Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole: (a) each such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, except any such policy that has expired in accordance with its terms in the Ordinary Course of Business; (b) all premiums due with respect to such policies have been paid and no Group Company is in breach of or default under, and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach of or default under, or permit termination or modification, under such policy; (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no written notice of cancellation, denial of new coverage, material reduction of coverage, material change in premium, non-renewal, or termination has been received since the Lookback Date other than in connection with ordinary renewals or expirations; (e) coverage has been maintained continuously without gap in coverage since the Lookback Date; (f) no policy limits have been materially eroded by the payment of claims; (g) all such policies, to the extent applicable, are with reputable insurance carriers and provide adequate coverage for normal risks incident to the business of the Group Companies and their properties and assets; and (h) no self-insurance currently is, or since the Lookback Date has been, maintained by any of the Group Companies. There are no material claims by any Group Company pending under any insurance policy as to which coverage has been denied or disputed by the underwriter of such insurance policy or in respect of which there is a reservation of rights. To the Knowledge of the Company, the Company Group does not possess any insurance proceeds as of the date hereof which would constitute Insurance Proceeds if received after the date of the Interim Financial Statements.

5.15 Real Property; Assets.

(a) Schedule 5.15(a) hereto sets forth a list by address of all real property owned by any Group Company (the “Owned Real Property”). Except as set forth on Schedule 5.15(a), the applicable Group Company has good, valid and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, has not leased, subleased, licensed or otherwise granted anyone the right to use or occupy such Owned Real Property or any portion thereof, except as set forth on Schedule 5.15(a) hereto and except for any rights arising out of or evidenced by any Permitted Liens, and has not granted to any third party any options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein that remains outstanding. No Group Company is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 5.15(b) hereto sets forth a list of each lease (each, a “Lease”) related to real property and interests in real property leased or subleased by any of the Group Companies (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). The applicable Group Company has good and valid leasehold interests in the Leased Real Property, free and clear of all Liens, except for Permitted Liens. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property. No Group Company has collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c) Schedule 5.15(c) hereto sets forth a list of real properties in which any Group Company possesses an indirect interest and all Contracts through which any Group Company possesses an indirect interest in real property, including all Contracts related to real property pertaining to any Group Company’s operations in Mexico.

(d) The Real Property comprises all of the Company’s real property.

(e) Except for Permitted Liens or as would not be material to the Group Companies, taken as a whole, each Group Company has good and valid title to the tangible assets and tangible personal property of such Group Company, in each case free and clear of all Liens.

(f) Except as would not be material to the Group Companies, taken as a whole, all buildings, structures, improvements and fixtures located on, under, over or within the Real Property, and all other aspects of each parcel of the Real Property, (i) are in good operating condition and repair and are structurally sound and free of any material defects and (ii) are suitable, sufficient and appropriate for their current and contemplated uses.

(g) Except as would not be material to the Group Companies, taken as a whole, the Real Property is sufficient for the operation of the business of the Group Companies as currently conducted or contemplated to be conducted.

(h) Except as would not be material to the Group Companies, taken as a whole, no condemnation or eminent domain proceeding against any part of any Real Properties is pending or threatened.

(i) Except as would not be material to the Group Companies, individually or taken as a whole, all tangible personal property of the Group Companies is in good operating condition and repair, subject to normal wear and tear.

5.16 Environmental Matters. Except as set forth on Schedule 5.16 hereto:

(a) the Group Companies are, and since the Lookback Date have been, in compliance with all Environmental Laws, except for any such non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole;

(b) the Group Companies have obtained and are, and since the Lookback Date have been, in compliance with all Permits required pursuant to Environmental Laws for the operation of their business as currently conducted, except for any such failure to obtain or non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole;

(c) the Group Companies have made available to Purchaser prior to the date hereof true, correct, and complete copies of all material environmental reports, investigations, assessments, audits and studies prepared on behalf of the Company in the past three (3) years and in the possession, custody or reasonable control of the Group Companies relating to their current and former properties or operations, and compliance with, or liabilities arising under, any Environmental Law;

(d) no conditions of Hazardous Materials contamination caused or created by any Group Company exist at, in, on or under any Real Property in violation of any Environmental Laws and in quantities or concentrations that require investigation or remediation by any Group Company pursuant to any Environmental Law, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole; and

(e) since the Lookback Date, no Group Company has received any written notice, or is subject to any Order or any pending or, to the Knowledge of the Company, threatened Action, pursuant to Environmental Law, except for any such notice, Order or Action that would not be, individually or in the aggregate, material to the Group Companies, taken as a whole.

5.17 Affiliate Agreements. Except for (a) any Benefit Plan or other arrangements entered into with any officer or employee of a Group Company in the Ordinary Course of Business solely in connection with their employment or engagement with a Group Company, (b) Contracts solely between or among the wholly owned Group Companies, and (c) as set forth on Schedule 5.17 hereto, (i) no officer, director, manager, employee, stockholder or Affiliate of any of the Group Companies or of Sentinel Capital Partners L.L.C., nor any immediate family members of the foregoing individuals, is a party to any Contract or business arrangement with any of the Group Companies (each such Contract or business arrangement, an “Affiliate Agreement”), and (ii) no such Person owns any property or asset which is used or held for use by any of the Group Companies or in connection with, relating to, their respective businesses.

5.18 Intellectual Property.

(a) Schedule 5.18(a) hereto contains a list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) domain name registrations, in each case, that are included in the Owned Intellectual Property (“Registered Intellectual Property”). Notwithstanding any gaps or defects in the chain of or imperfections in title, evident from the publicly available records of the applicable Governmental Authority maintaining such records with respect to such Registered Intellectual Property, each item of material Owned Intellectual Property is exclusively owned by a Group Company, free and clear of all Liens, other than Permitted Liens. Each item of Registered Intellectual Property is subsisting, and, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, is valid and enforceable. No Action is pending and no Action has been threatened in writing since the Lookback Date, challenging the validity, enforceability, registration, ownership or scope of any material Registered Intellectual Property (other than office actions in connection with the prosecution of applications for the registration or issuance of any Registered Intellectual Property). No Group Company is a member of, or has participated in, any standards setting or similar organization or group that has required or would require any Group Company to license or offer to license any Owned Intellectual Property.

(b) Except as would not be material to the Group Companies, taken as a whole, the Group Companies own or have a valid right to use pursuant to a written Contract all Intellectual Property used in, practiced by, or necessary for the operation of the business as currently conducted and presently proposed to be conducted.

(c) The Group Companies use commercially reasonable efforts to preserve the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property or held by the Group Companies. The execution and delivery of this Agreement by the Company and the consummation by the Group Companies of the transactions contemplated hereby will not result in (i) the loss, termination or material impairment of any rights of any Group Company in any material Intellectual Property or (ii) the grant to any Person of any right, title or interest in or to any Intellectual Property. Since the Lookback Date, there has been no loss, misappropriation, or unauthorized disclosure of any material trade secrets or other material confidential information of or held by any Group Company.

(d) The operation of the business of the Group Companies as currently conducted does not infringe, misappropriate or otherwise violate and, since the Lookback Date, no Group Company has infringed, misappropriated, diluted or otherwise violated, any third Person’s Intellectual Property, in each case, except for such infringements, misappropriations, dilutions or other violations that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. No Action is pending or has been threatened in writing since the Lookback Date, alleging any such infringement, misappropriation, dilution, or other violations. No Group Company has, since the Lookback Date, claimed (whether by written notice or otherwise) or brought any Action claiming, infringement, misappropriation, dilution or other violation of the Owned Intellectual Property. Each employee, contractor, or other Person who contributed to the creation, invention or development of material Intellectual Property for or on behalf of the Group Companies has executed and delivered, and, except as would not be material to the Group Companies, taken as a whole, has complied in all material respects with, the Company’s Confidential Information and Secrecy Agreement in the forms made available to Purchaser.

(e) No Group Company has used, distributed or made available Open Source Software, or any material proprietary software owned by the Group Companies, in any manner that has made or would make any material software proprietary to the Group Companies into Open Source Software.

(f) Except as set forth on Schedule 5.18(f) hereto, (i) the IT Assets operate and perform in all material respects as required by the Group Companies, and there has been no failure, breakdown, outage or unavailability of, or security incident affecting, any of the IT Assets that has materially disrupted the operation of the business of the Group Companies since the Lookback Date, (ii) the Group Companies have implemented commercially reasonable backup and disaster recovery technology processes and other reasonable policies, procedures and facilities, consistent with applicable industry practices and Data Privacy and Security Requirements, that are designed to protect the security and integrity of the IT Assets and (iii) since the Lookback Date, there has been no material security breach or other unauthorized access to the IT Assets that has resulted in the unauthorized access, processing, exfiltration, use, disclosure, deletion, destruction, modification, corruption, or encryption of material information or data contained therein or any other material disruption of the operations of, or material outstanding liability to, any Group Company. Except as would not be material to the Group Companies, taken as a whole, (x) the IT Assets are sufficient for the operation of the business of the Group Companies as currently conducted, and (y) no IT Assets contain any software (including any bugs, malware, “trojan horses” or viruses) which may (A) disrupt, disable, harm, or impair in any material way the IT Assets, or (B) permit any third Person to access any IT Assets to cause disruption, disablement, harm, impairment, damage, erasure, exfiltration, or corruption.

5.19 Permits. The Group Companies hold, and since the Lookback Date, have held, all Permits that are required to own, lease or operate its properties and assets and to conduct the business of the Group Companies as currently conducted, except where the failure to hold any such Permit would not be, individually or in the aggregate, material to the Group Companies, taken as a whole (the “Material Permits”). Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, (a) each Material Permit was validly obtained and is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company, (c) each Group Company is in compliance in all material respects with all of its Material Permits and there are no Actions pending or threatened in writing that seek the revocation, cancellation, limitation, modification, suspension or termination of any Material Permit, and (d) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be excepted to (i) constitute or result in a violation of, or a failure to comply with, any term or requirement of any Material Permit or (ii) result in the revocation, withdrawal, suspension, cancellation, limitation, modification or termination of any Material Permit.

5.20 Top Customers; Top Suppliers.

(a) Schedule 5.20(a) hereto sets forth (i) a complete and accurate list of the ten (10) largest customers of the Group Companies on a consolidated basis by dollar volume of sales for the twelve (12)-month period ended December 31, 2025 (the “Top Customers”) and (ii) the aggregate revenue derived from sales made to each such Top Customer during such twelve (12)-month period. No Group Company has received a written (or, to the Knowledge of the Company, oral) notice from any Top Customer stating the intention of such Top Customer to (x) cease or terminate doing business with any Group Company, or cancel or not renew any Contract between such Top Customer and any Group Company, as applicable, (y) make any claim for indemnification or reimbursement of any material amount with respect to any Product or service provided by any Group Company or (z) change, in a manner materially adverse to the Group Companies, taken as a whole, the relationship of such Top Customer with any Group Company. There are no, and in the last year there has not been any, material disputes with any Top Customer.

(b) Schedule 5.20(b) hereto sets forth (i) a complete and accurate list of the ten (10) largest suppliers of the Group Companies on a consolidated basis by dollar volume spent for the twelve (12)-month period ended December 31, 2025 (the “Top Suppliers”) and (ii) the aggregate amount of payments made to each such Top Supplier during such twelve (12)-month period. No Group Company has received a written (or, to the Knowledge of the Company, oral) notice from any Top Supplier stating the intention of such Top Supplier to (x) cease or terminate doing business with any Group Company or cancel or not renew any Contract between such Top Supplier and any Group Company, as applicable, (y) make any claim for indemnification or reimbursement of any material amount with respect to any Product or service provided to any Group Company or (z) change, in a manner materially adverse to the Group Companies, taken as a whole, the relationship of such Top Supplier with any Group Company. There are no, and in the last year there has not been any, material disputes with any Top Supplier.

5.21 Privacy and Security.

(a) The Group Companies maintain commercially reasonable security measures, consistent with applicable industry practices and Data Privacy and Security Requirements, designed to protect Personal Information in the possession or under the control of, or otherwise processed by or on behalf of, the Group Companies from and against loss and unauthorized access, use, acquisition, processing, modification, and disclosure. Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, each Group Company contractually requires each service provider, independent contractor, vendor or other third Person that processes Personal Information on behalf of any Group Company to comply with all applicable Data Privacy and Security Requirements.

(b) The Group Companies are, and since the Lookback Date have been, in compliance with all (i) applicable Laws that govern the Group Companies’ use and protection of personally identifiable information, personal data or personal information (“Personal Information”), (ii) the Group Companies’ external published privacy policies, (iii) the data privacy and security requirements of any Contract relating to the processing of Personal Information, and (iv) any industry or self-regulatory standard to which the Group Companies are bound (including, if applicable, the Payment Card Industry Data Security Standard) (clauses (i) through (iv) collectively, “Data Privacy and Security Requirements”), except, in each case, where the failure to be, or to have been, in compliance would not be material to the Group Companies, taken as a whole. Since the Lookback Date, except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) no Group Company has received any written, notification, complaint, or warning from, or has been subject to any Actions with respect to, any Person or Governmental Authority that alleges a violation of any Data Privacy and Security Requirements, and (ii) there has been no exfiltration or unauthorized uses, disclosures or processing of or accesses to Personal Information in the possession or under the control of, or otherwise processed by or on behalf of, any Group Company, including any such incidents that would require notification to any Person or Governmental Authority pursuant to any Data Privacy and Security Requirements.

5.22 Anti-Corruption Laws; Sanctions.

(a) Since the Lookback Date, except as would not be material to the Group Companies, taken as a whole, (i) none of the Group Companies, any officer, director or, to the Knowledge of the Company, any employee, agent, consultant or representative of any Group Company, in each case, acting on behalf of any Group Company, has violated or been fined or cited under, or acted in a manner reasonably likely to constitute a violation of, any applicable Anti-Corruption Law or Trade Controls, (ii) no Group Company has been convicted of violating any Anti-Corruption Laws or Trade Controls or has been subjected to any investigation by a Governmental Authority for violations of any applicable Anti-Corruption Laws or Trade Controls, (iii) no Group Company has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law or Trade Controls and (iv) no Group Company has received any written, or to the Knowledge of the Company, oral notice or, inquiry, or conducted any internal investigation concerning any actual or potential non-compliance with any of the foregoing.

(b) Except as would not be material to the Group Companies, taken as a whole, none of the Group Companies nor any of their respective directors, officers, nor, to the Knowledge of the Company, any employee, consultant, agent or other third party representative acting on behalf of any Group Company: (i) is, or since the Lookback Date has been, the target of applicable economic, trade or financial sanctions administered by OFAC, the United States Department of Commerce, the United States State Department, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), including any Person (A) listed on any U.S. or non-U.S. Sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, (B) any Person located, organized, or resident in a Sanctioned Country, or (C) any Person that is owned, directly or indirectly, or otherwise controlled, by a Person or Persons in clauses (A)-(B) (a “Sanctioned Person”); (ii) since the Lookback Date has been engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in each case in violation of applicable Sanctions; or (iii) has made or accepted any unlawful payment or given, received, offered, promised or authorized or agreed to give or receive any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws.

5.23 Inventory. All items of inventory of the Group Companies consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business and are free and clear of all Liens other than Permitted Liens, in each case, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole. All inventory owned by the Group Companies as of December 31, 2025 is accurately reflected in all material respects at net realizable values on the Interim Financial Statements and in the books and records of the Group Companies and constitute sufficient quantities for the normal operation of the businesses of the Group Companies in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Group Companies’ inventory (i) since the Lookback Date has been, in all material respects, stored and handled in compliance with all Laws applicable to such inventory, (ii) previously sold is not subject to refunds or rebates materially in excess of those historically experienced by the Group Companies with respect to such inventory and (iii) except for inventory in transit in the Ordinary Course of Business, is located at the Real Property or real property at which the Group Companies’ operations are principally conducted in Mexico.

5.24 Product Liability. Except as set forth on Schedule 5.24 hereto, there are no, and since the Lookback Date there have been no, Actions pending or threatened in writing, or, to the Knowledge of the Company, orally, arising in products liability or warranty or out of any alleged injury to an individual or property as a result of the ownership, possession or use of any Product sold, delivered, manufactured, distributed or otherwise provided by, or on behalf of, the Group Companies, or the use of any Product, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Lookback Date, (a) all of the Products (i) were merchantable and free from defects in design, specifications, processing, manufacture, installation, assembly, material or workmanship and (ii) have been shipped, marketed, distributed or sold in compliance with all applicable Laws, and (b) (i) there have been no epidemic failures or recalls, withdrawals, safety alerts or any other similar actions, whether voluntary or mandatory, relating to any Products and (ii) to the extent there were any such recalls, withdrawals, safety alerts or any other similar actions, the applicable Group Company has complied with all applicable Laws in connection therewith. No Group Company has any liability under the terms of any express or implied warranties relating to any services provided or sold or any product or system manufactured, installed, fabricated, serviced, inspected, maintained, assembled, shipped, distributed or sold prior to the Closing in excess of any warranty reserve set forth in the Financial Statements (if any), except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

5.25 Brokers and Finders. None of the Group Companies has engaged any broker, investment banker, finder or similar Person or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except as set forth on Schedule 5.25 hereto or the fees of which are fully reflected in the Estimated Closing Statement as a Transaction Expense.

5.26 No Other Representations by Purchaser. Notwithstanding anything contained in this Agreement to the contrary, Seller and the Group Companies acknowledge and agree that neither Purchaser nor any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given solely by the Purchaser in Article VI. Seller and the Group Companies specifically disclaim that they relied upon or had relied upon any representations or warranties, except for the representations and warranties in Article VI, that may have been made by any Person, and acknowledges and agrees that Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the corresponding section or subsection of the Disclosure Schedules, Purchaser hereby makes the representations and warranties contained in this Article VI to the Company and Seller:

6.1 Organization, Good Standing and Qualification.

(a) Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted.

(b) Purchaser is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

6.2 Corporate Authority; Approval. Purchaser has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”) and to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and Seller, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act, and (ii) such other items as disclosed in Schedule 6.3(a) hereto, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, be material to Purchaser.

(b) The execution, delivery and performance of this Agreement by Purchaser does not constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation of Purchaser, (ii) a violation or conflict with any Law applicable to, binding upon or enforceable against Purchaser or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, the right to amend or modify, or the creation of a Lien on any of the assets, properties or rights of Purchaser or any of its Subsidiaries pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 6.3(a), under any Law or Permit to which Purchaser or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions.

6.4 Litigation. There are no Actions pending or threatened in writing against Purchaser that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or any Related Document or to consummate the Transactions.

6.5 Brokers and Finders. Other than fees, commissions or finder’s fees payable solely by Purchaser and its Affiliates, none of Purchaser or any of its Affiliates has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

6.6 Financial Capability. Purchaser currently has, and will have at the Closing, access to funds sufficient to (a) pay the Base Purchase Price, (b) pay any and all fees and expenses required to be paid by Purchaser in connection with the Transactions and (c) satisfy all other payment obligations of Purchaser contemplated hereunder. Purchaser’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangements, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.

6.7 Solvency. Assuming the conditions to Closing set forth in Article X are satisfied and the Group Companies are solvent as of immediately prior to the Closing, then immediately after giving effect to the Transactions, Purchaser and its Subsidiaries (including, following the Closing, the Group Companies), on a consolidated basis, will be Solvent. For the purpose of this Section 6.7, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, on a consolidated basis, shall, as of such date, exceed (i) the value of all “liabilities of such Person and its Subsidiaries, on a consolidated basis, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amounts required to pay their respective existing debts (including the probable amount of all contingent liabilities) as such debts become absolute and matured; (b) such Person and its Subsidiaries, on a consolidated basis, shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person and its Subsidiaries, on a consolidated basis, shall be able to pay their respective debts, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay their respective debts, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries, on a consolidated basis, shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their respective obligations as they become due. Purchaser is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Subsidiaries (including, following the Closing, any of the Group Companies).

6.8 Investment Intent. Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. Purchaser acknowledges that (a) such equity has not been registered under the U.S. Securities Act of 1933 (the “Securities Act”), or any state securities laws, (b) there is no public market for such equity and there can be no assurance that a public market shall develop and (c) it must bear the economic risk of its investment made pursuant to the Transactions for an indefinite period of time. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

6.9 National Security Matters. Purchaser is not a “foreign person” within the meaning of 31 C.F.R. § 800.244, and the Transactions are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213.

6.10 Condition of Business; No Other Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Seller, the Group Companies or any other Seller Related Party or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given solely by the Seller or the Group Companies in Article IV or Article V (as modified by the Disclosure Schedules), and that none of Seller, the Group Companies or any other Seller Related Party or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Group Companies or the Transactions, beyond those expressly set forth in Article IV or Article V (as modified by the Disclosure Schedules).

(b) Purchaser specifically disclaims that it is relying upon or has relied upon any representations or warranties, except for the representations and warranties in Article IV or Article V (as qualified by the Disclosure Schedules), that may have been made by any Person, and acknowledges and agrees that Seller and the Group Companies have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

(c) Purchaser acknowledges that the representations and warranties contained herein are for risk allocation purposes and not necessarily assertions of truth, and that no officer, agent, representative or employee has, or has been given, the express or implied authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Reasonable Best Efforts. Prior to the Closing, except with respect to the matters described in Section 7.2, which shall be governed by the provisions thereof, each party to this Agreement shall use its respective reasonable best efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to consummate the Transactions as promptly as practicable and in any event before the Outside Date; provided that the Group Companies shall not be required to expend any funds to obtain any third party consents.

7.2 Regulatory Matters.

(a) Purchaser and Seller shall (i) as promptly as practicable and in any event not more than ten (10) Business Days after the date of this Agreement, make or cause to be made any filings required of each of them or any of their respective Affiliates under the HSR Act, and (ii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws with respect to any such filing or any such transaction, including making an appropriate response as promptly as practicable to any requests for additional information or documents by a Governmental Authority in relation to the Transactions or pursuant to the HSR Act. Purchaser and Seller shall request early termination on their respective HSR filings. Subject to applicable Law, each such party shall promptly inform the other party hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction; provided that materials may be redacted (x) to remove references concerning the valuation of the Group Companies, (y) as necessary to comply with contractual arrangements or applicable Laws and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only,” except for the HSR filings themselves which need not be shared; provided, however, that each party will share on an “Outside Counsel Only” basis copies of any HSR Item 4(c)-(d) attachments requested by the other party’s counsel. Subject to applicable Law, no party hereto shall independently participate in any substantive meeting, whether in-person, telephonic, or videoconference, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in advance in connection with any analyses, appearances, presentations, filings, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, including providing the other party a reasonable opportunity to review and comment on such draft submissions (except for the HSR filings). Each party shall keep the other party or its counsel informed with respect to the status of any applicable submissions and filings to any Governmental Authority in connection with this Agreement and the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval, waiver, or other authorizations; (2) the expiration or termination of any waiting period (or any extensions thereof);

(3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party; and (4) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to this Agreement and the Transactions. Purchaser shall pay all filing fees associated with such filings set forth in this Section 7.2. Notwithstanding anything herein to the contrary, Purchaser and Seller shall work together in good faith to devise and implement the strategy and timing for obtaining any regulatory approvals required under any applicable Law in connection with the transactions contemplated by this Agreement, and Purchaser agrees to consider in good faith Seller’s views in connection therewith; provided, that, final decisions regarding the strategy and timing for obtaining regulatory approvals shall be made by the Purchaser.

(b) Purchaser shall not, and shall cause its Affiliates to not, acquire, invest in or otherwise obtain any interest in or agree to acquire, invest in or otherwise obtain any interest in by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any Person or portion thereof if the entering into a definitive agreement relating to or the consummation of such acquisition, investment, purchase, merger or consolidation would reasonably be expected to: (i) impose any non-de minimis delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period (or any extensions thereof); (ii) increase in any non-de minimis respect the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; or (iii) delay in any non-de minimis respect the consummation of the Transactions. Without limiting the generality of the foregoing, Purchaser shall not, and shall cause its Affiliates to not, knowingly take any actions that would reasonably be expected to delay in any non-de minimis respect or prevent any approvals, clearance or the termination or expiration of the waiting period (or any extensions thereof) under the HSR Act or the consummation of the Transactions.

(c) Purchaser, Seller and the Group Companies shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain the required approvals, consents, actions or non-actions, and/or the expiration or termination of applicable waiting period (or any extensions thereof) under the HSR Act, with respect to the Transactions, as promptly as possible after the date of this Agreement and in any event prior to the Outside Date. In furtherance of the preceding sentence, Purchaser, Seller and the Group Companies shall, and shall cause their respective Affiliates to, take any and all steps to resolve objections, if any, asserted by any Governmental Authority with respect to this Agreement, and to prevent the initiation of any lawsuit by any Governmental Authority under any Antitrust Laws or Foreign Investment Laws or the entry of any Order that would otherwise make the Transactions unlawful, in each case to enable the Transactions to be completed as soon as practicable and in any event by the Outside Date, including, but not limited to, by (i) proposing, negotiating, agreeing to and effecting, by consent decree, hold separate orders, trusts or otherwise, the sale, divestiture, licensing or disposition of any of its or the Group Companies’ assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement, (ii) proposing, negotiating, agreeing to and effecting any limitations on the Group Companies’ freedom of action, ownership or control with respect to any of the Group Companies’ assets, properties or business (or proffering or agreeing to take such actions), (iii) agreeing to modify and modifying any future course of conduct regarding the future operations of the Group Companies, (iv) agreeing to the termination, modification, or assignment of any and all (A) licenses or other agreements and entering into such new licenses or other agreements or (B) existing relationships and contractual rights and obligations, and (v) agreeing to enter and entering into any Order or other agreement to effectuate any of the foregoing, in each case as may be necessary or advisable to obtain any approval or consent of any Governmental Authority or to obtain the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act as promptly as practicable, and in any event prior to the Outside Date (each of the foregoing clauses (i) through (v), a “Remedial Action”); provided, however, that notwithstanding the foregoing or anything else herein to the contrary, (1) any such Remedial Action shall, unless otherwise agreed by the parties, be conditioned upon consummation of the Transactions, (2) Purchaser and its Affiliates shall not be required to, and the Seller and the Group Companies shall not (unless, in the case of the Group Companies, the applicable Group Company is directed to by Purchaser and the consummation of the underlying action is conditioned on the Closing and consented to in writing by Purchaser), offer or accept, or agree, commit to agree or consent to, any Remedial Action (x) that would have or would reasonably be expected to have a material adverse effect on the business of the Group Companies, taken as a whole, or (y) which Remedial Action relates to the assets or businesses of Parent Guarantor and its Subsidiaries, including Purchaser and its Affiliates (which, for the avoidance of doubt, excludes the businesses of the Group Companies).

(d) If, despite Purchaser’s, Seller’s and the Group Companies’ compliance with Section 7.2(c), in the event any proceeding by a Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use all reasonable efforts to defend against such proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions. Nothing in this Section 7.2(d) shall limit Purchaser’s, Seller’s and the Group Companies’ obligations under Sections 7.2(a)-(c) of this Agreement.

7.3 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.3(a) hereto, (ii) as required by applicable Law or Contract to which any of the Group Companies is bound, (iii) as otherwise expressly required by this Agreement or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object in writing within seven (7) Business Days from the date on which a written request with reasonable supporting detail is provided by the Company to Purchaser, the Group Companies shall use their commercially reasonable efforts to conduct, and cause the other Group Companies to conduct, in all material respects, their respective businesses in the Ordinary Course of Business, including using commercially reasonable efforts to (x) preserve intact their business organization, assets and properties, (y) maintain existing relationships and goodwill with commercial counterparties, customers, suppliers, vendors, and Governmental Authorities and others having a material business relationship with the Group Companies (contractual or otherwise) and (z) keep available the services of their present officers and other employees. Notwithstanding the foregoing, no act or omission by the Group Companies which is expressly permitted by a numerical threshold or specific exception set forth in Section 7.3(b) shall constitute a breach of this Section 7.3(a).

(b) Other than (w) as set forth on Schedule 7.3(b) hereto, (x) as required by applicable Law to which any of the Group Companies is bound, (y) as otherwise contemplated or permitted by this Agreement or any of the Company Documents, or (z) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object in writing within seven (7) Business Days from the date on which a written request with reasonable supporting detail is provided by the Company to Purchaser, the Company shall not, and shall not permit the other Group Companies to:

(i) transfer, sell, pledge, assign, grant, encumber, dispose of, or issue to any Person (other than any of the wholly owned Group Companies) any of the Shares or Equity Interests of any of the Group Companies, or grant options, warrants or other rights to purchase or otherwise acquire Equity Interests in any of the Group Companies;

(ii) redeem, purchase, repurchase or otherwise acquire, or reclassify, split, combine or subdivide any of its or their Equity Interests (other than redemptions or repurchases of Equity interests) pursuant to and in accordance with the organizational documents of the applicable Company;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its Equity Interests, other than dividends or distributions in cash or dividends or distributions by any of the Company’s respective Subsidiaries to the applicable Group Company or (B) adjust, split, combine, subdivide or reclassify any of its Equity Interests;

(iv) amend the certificate of incorporation, bylaws or comparable organizational documents of any of the Group Companies;

(v) adopt a plan or agreement of complete or partial liquidation, recapitalization or restructuring or dissolution of any of the Group Companies or form any Subsidiaries;

(vi) enter into, extend, amend or terminate any CBA;

(vii) implement any plant closing or other employee layoffs that would trigger notice under the WARN Act;

(viii) except as required by the terms of any Contract, CBA or Benefit Plan as in effect on the date hereof, (t) materially increase the compensation or increase benefits to any service provider of any of the Group Companies except for, if the Closing has not occurred by January 1, 2027, any increase in base compensation in the Ordinary Course of Business in connection with the Company’s annual merit increases in respect of 2027, (u) enter into any employment, service or severance agreement with any employee or other individual service provider of any of the Group Companies(other than “at-will” offer letters or employment agreements that may be terminated on sixty (60) days’ or less notice without severance entered into in the Ordinary Course of Business for employees who are not Key Employees), (v) accelerate the vesting or payment of any compensation or benefits, (w) grant any equity incentive compensation to any current or former employee, director or individual independent contractor of any of the Group Companies, (x) cause the funding of any rabbi trust or similar arrangement, (y) terminate (other than for “cause”), promote or hire any Key Employee, or (z) establish, materially amend, renew or terminate any material Benefit Plan (other than, if the Closing has not occurred by September 1, 2026, in connection with the annual renewal of any existing Benefit Plan that is a broad-based health or welfare benefit plan (other than severance) in respect of 2027 the Ordinary Course of Business);

(ix) enter into any commitment for capital expenditures of any of the Group Companies in excess of $9,000,000 in the aggregate in respect of any calendar year;

(x) incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000 other than (A) intercompany indebtedness among the Group Companies or (B) indebtedness for borrowed money that will be repaid at or prior to the Closing;

(xi) sell, assign, license, transfer, convey or otherwise dispose of, or abandon, any of the properties or assets (other than Intellectual Property) of the Group Companies with a value in excess of $1,000,000 individually, or sell, assign, grant exclusive licenses to, abandon, or transfer any Owned Intellectual Property, except (A) the sale of inventory, (B) the disposition of immaterial and expiring, damaged or obsolete assets and (C) grants of non-exclusive licenses of Intellectual Property to customers to the extent required for the customer to receive the benefit of Group Company Products or services, in each case of the foregoing clauses (A), (B) and (C), in the Ordinary Course of Business (provided, however, that the expiration of any Intellectual Property in the Ordinary Course of Business at the end of its non-extendible statutory term shall not be deemed a sale, assignment, transfer, abandonment, conveyance or other disposition hereunder);

(xii) materially change its present accounting methods, practices, estimation techniques, assumptions or principles, or materially change the manner in which books and records are kept, or change any current practices with regard to accounting for sales, receivables, inventory, payables or expenses, in each case except as required by GAAP or by the Company’s auditors, or defer payments of any accounts payable, accelerate or offer any discount, accommodation or other concession the purpose of which is to accelerate or induce the collection of, any accounts receivable, or otherwise modify existing credit, collection or payment policies or procedures the purpose of which is to accelerate or decelerate, or induce or delay the collection or payment of accounts receivable or accounts payable, in each case, in any material respect;

(xiii) (A) make (other than in the Ordinary Course of Business), amend, change or revoke any material Tax election, (B) settle or compromise any material Tax Proceeding, (C) file any material Tax Return in a manner inconsistent with past practice or amend any income or other material Tax Return, (D) waive or extend the statute of limitations in respect of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), (E) change any Tax accounting period, (F) adopt or change any material method of Tax accounting or (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of Law) or request any private letter ruling from the IRS (or similar ruling from a state or local tax authority) with respect to Taxes;

(xiv) any merger or consolidation with any Person, acquire the securities of any other Person, or acquire the business or non-inventory assets of another Person, except, in each case, purchases of inventory or supplies in the Ordinary Course of Business;

(xv) (A) waive, release, assign, settle or compromise any Action (including, for the avoidance of doubt, with respect to matters in which any Group Company is a plaintiff, or in which any of their respective officers or directors in their capacities as such are parties), other than any settlements or compromises that meet all of the following requirements: (x) are not brought by a Governmental Authority, (y) only involve payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate and (z) do not impose any material non -monetary relief or obligation on any Group Company (or, following the Closing, Purchaser or any of its Affiliates (including the surviving company)) and do not involve the admission of any violation of Law by any Group Company or any of their respective officers or directors or (B) commence, or threaten to commence, any material Action with a value in excess of $500,000;

(xvi) enter into, conduct, engage in or otherwise operate any material new line of business or any line of business in any new geography;

(xvii) cancel, fail to pay the premiums on or fail to use commercially reasonable efforts to maintain, any of the Companies’ or Group Company’s material insurance policies;

(xviii) (A) terminate any Material Contract (other than expirations in accordance with their terms in the Ordinary Course of Business), (B) adversely amend, modify, supplement or waive or assign, convey, encumber or otherwise transfer in whole or in part, any part, rights or interest in or pursuant to any Material Contract or (C) enter into any Contract that would constitute a Material Contract if entered into prior to the date hereof, in each case other than in the Ordinary Course of Business; or

(xix) authorize, agree or commit to do any of the foregoing.

(c) Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 7.10 (Specified Matters), the Group Companies shall be permitted to: (i) dividend all Cash and Cash Equivalents of the Group Companies to Seller or (ii) repay (in part or in full), satisfy, refinance or replace any Company Debt, letters of credit or intercompany receivables, payables, loans and balances or pay Transaction Expenses of the Group Companies, in each case, solely to the extent completed prior to the Measurement Time.

(d) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Group Companies before the Closing Date. Subject to this Section 7.3, before the Closing Date, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Group Companies. If the Company desires to take an action which would be prohibited pursuant to this Section 7.3 without the written consent of Purchaser, prior to taking such action the Company may request such written consent by sending an e-mail to all of the individuals set forth on Annex 1. Any of the individuals set forth on Annex 1 may grant consent on behalf of Purchaser to the taking of any action that would otherwise be prohibited pursuant to this Section 7.3 by e-mail or such other notice that complies with the provisions of Section 13.6.

7.4 Resignations. The Company shall use commercially reasonable efforts to cause the individuals identified by Purchaser at least five (5) Business Days prior to the Closing to resign (or, if such individuals do not resign, then to be removed) as officers, directors or managers of the Group Companies, as applicable, prior to or at the Closing, provided that such resignations will in no way be considered a termination of employment or impact any employment arrangements or agreements.

7.5 Termination of Affiliate Agreements. Other than as set forth on Schedule 7.5, the Seller and Group Companies shall not enter into any Affiliate Agreement at any time from the date of this Agreement through the earlier of the Closing and the valid termination of this Agreement. The Seller and Group Companies shall deliver to Purchaser evidence of the termination of all Affiliate Agreements (including those with Sentinel Capital Partners, LLC or its Affiliates (other than any Group Company) but excluding those set forth on Schedule 7.5) as in accordance with their terms at or prior to the Closing, which termination will be effected without any liability or other obligation of any Group Companies or any of their Affiliates (including, following the Closing, Purchaser and its Affiliates) following the Closing.

7.6 Access to Information; Confidentiality.

(a) From the date hereof to the Closing Date or the earlier valid termination of this Agreement in accordance with its terms, Seller and the Group Companies shall provide Purchaser and Purchaser’s authorized agents and representatives reasonable access, at reasonable times and upon reasonable notice, to the executive officers, properties, offices, books, financial information, Contracts, assets and books and records of the Seller and Group Companies, in each case, in connection with consummation of the Transactions or in connection with transition and integration planning; provided, however, that: (i) such activities are conducted during regular business hours under reasonable circumstances and do not unreasonably interfere with the operations of Seller and its Subsidiaries; (ii) Purchaser and its authorized agents and representatives shall have no right to perform any sampling, monitoring, analysis, assessment or testing of soil, surface water, groundwater, air, building materials, or other environmental media or any invasive or subsurface investigations at any property or facility of any Group Company, including the Real Property; (iii) such access or related activities would not cause a violation of any Law or Contract to which any Group Company is a party; and (iv) nothing herein shall require Seller or any of its Subsidiaries to furnish to Purchaser or provide Purchaser with access to information (A) that is subject to an attorney/client or an attorney work-product privilege, (B) that legal counsel for Seller reasonably advises would violate Antitrust Law or violate a protective order or otherwise may not be disclosed pursuant to applicable Law, (C) that is related to the sale process conducted by Seller or its Affiliates for the Group Companies vis-à-vis any Person other than Purchaser and its Affiliates, or Seller’s or its Affiliates’ (or their respective representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information related thereto, (D) if doing so would violate any Contract or Law to which Seller or any of its Affiliates (including the Group Companies) is a party or is subject or provide access to any competitively sensitive information or trade secret, or (E) if Seller or any of its Affiliates (including the Group Companies), on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto (the foregoing clauses (iii) and (iv)(A), (B) or (D), the “Access Limitations”); provided that Seller and the Company shall use commercially reasonable efforts to provide such information and access in a manner that does not violate the Access Limitations. It is further agreed, that without the prior written consent of Seller, none of Purchaser or its authorized agents or representatives shall contact any of the customers, suppliers, service providers, current or former employees, regulators or other business relations of Seller or its Subsidiaries regarding the Transactions, whether in person or by telephone, mail or other means of communication; provided that the foregoing will not limit the ability of Purchaser and its agents and representatives to contact or communicate with any of the Persons set forth herein to the extent such contact or communication is (x) in the ordinary course of business of Purchaser and its Affiliates and (y) unrelated to the Transaction. When exercising their rights under this Section 7.6(a), Purchaser and Purchaser’s representatives shall use their commercially reasonable efforts to minimize any disruption to the business of the Group Companies. Any request for information or access pursuant to this Section 7.6(a) shall be submitted to representatives of Lincoln International, LLC or K&E, or any other representative of the Group Companies designated by the Group Companies for such purpose.

(b) Any information provided to or obtained by Purchaser pursuant to Section 7.6(a) above will be subject to the Confidentiality Agreement, dated March 6, 2026, entered into by the Company and Parent Guarantor (and together with the Clean Team Agreement, the “Confidentiality Agreement”), and must be held by Purchaser and in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.7 Consents. Purchaser, Seller, and the Company acknowledge that certain consents to the Transactions may be required from parties to Contracts to which any of the Group Companies is a party (including the Material Contracts). Prior to the Closing, Seller and the Company shall (a) give (and shall cause the Group Companies to give) any required notices to third parties triggered as a result of this Agreement or the Transactions and (b) use commercially reasonable efforts (and will cause the Group Companies to use commercially reasonable efforts) to obtain any third-party consents that are triggered as a result of this Agreement or the Transactions, in each case excluding those pertaining to Antitrust Laws (which shall be solely governed by Section 7.2); provided that, notwithstanding anything to the contrary contained herein, such cooperation shall not include any requirement of Seller or any of its Affiliates to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party. Purchaser agrees that neither the Company nor Seller shall have any liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of the failure to obtain any consents that may have been required in connection with the Transactions or because of the default, acceleration or termination of loss of right under any such Contract as a result thereof so long as the Company and Seller comply with their efforts obligations set forth herein. Purchaser further agrees that, if Seller and the Company have complied with this Section 7.7, no representation, warranty or covenant of Seller or the Company contained herein shall be breached or deemed breached, and no condition of Purchaser shall be deemed not to be satisfied, as a result of the failure, in and of itself, to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.

7.8 R&W Insurance Policy. In the event Purchaser or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Purchaser or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the R&W Insurance Policy industry), (c) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of losses resulting from Fraud with respect to the making of the representations and warranties contained in Article IV or Article V of this Agreement (as qualified by the Disclosure Schedules)) against the Seller, (d) Seller shall be intended third party beneficiary of the waiver in the R&W Insurance Policy specified in clause (c) and (e) none of Purchaser or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing.

7.9 280G Matters. Prior to the Closing Date, the Company shall: (a) use commercially reasonable efforts to seek from any Person who (i) would reasonably be considered a “disqualified individual” (as defined in Section 280G of the Code) with respect to the Company and (ii) has a right or potential right to receive any payments and/or benefits in connection with the Transactions that could reasonably be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, to the extent necessary so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, the “Waived 280G Benefits”); provided that in no event shall this Section 7.9 be construed to require Seller or the Group Companies to compel any Person to waive any existing rights under any contract or agreement that such Person has with Seller, such Group Company or any other Person; provided, further, that such waiver shall not apply to any payments or benefits that may be made pursuant to an agreement, contract or arrangement between Purchaser or any of its Affiliates and any disqualified individual (“Purchaser Payments”), unless at least ten (10) Business Days prior to the Closing, Purchaser provides Seller or its counsel the necessary information related to the Purchaser Payments to satisfy the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code, including without limitation information with respect to the value of any Purchaser Payments, and shall further provide any such updated information as is necessary prior to the Closing Date; and (b) for all such obtained waivers, submit for approval by the Company’s shareholders entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five (5) Business Days before the delivery to each disqualified individual and the Company’s shareholders, the Company shall provide to Purchaser or its counsel, for Purchaser’s review, drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process, and shall reasonably consider comments provided by Purchaser. To the extent applicable, prior to the Closing Date, the Company shall deliver to Purchaser evidence that (x) a vote of the Company’s shareholders was obtained in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided. In no event shall Seller or the Group Companies be deemed to be in breach of this Section 7.9 if any disqualifying individual refuses to execute a waiver or the shareholder approval is not obtained.

7.10 Specified Matters. The parties hereby agree to the matters set forth on Schedule 7.10.

7.11 Project Golden Eagle. Prior to the Closing, Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts to continue in all material respects with all existing plans, efforts, and actions to complete “Project Golden Eagle.” Seller shall, and shall cause the Group Companies to, respond to reasonable inquiries by Purchaser regarding “Project Golden Eagle” and provide Purchaser, upon Purchaser’s written request, with reasonable information and material updates, and reasonable access to books and records of the Seller and Group Companies, pertaining to “Project Golden Eagle,” subject to the Access Limitations.

7.12 Exclusivity. During the period from the date hereof through the Closing or the earlier valid termination of this Agreement in accordance with the terms hereof, (a) Seller will not transfer, assign, pledge, hypothecate or otherwise dispose of or encumber in any respect any equity interest in any of the Group Companies other than to Purchaser pursuant to this Agreement, and (b) Seller and the Group Companies will not, and will cause their respective Affiliates and shall direct their representatives (including Lincoln International, LLC) not to, take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person concerning any direct or indirect acquisition of any Group Company, including the material assets and Equity Interests thereof (an “Acquisition Proposal”). Seller and the Group Companies shall, and shall cause their respective Affiliates and shall direct their representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Purchaser and its authorized representatives) conducted heretofore with respect to any Acquisition Proposal, including by promptly terminating access to any virtual or physical data room, and shall also promptly provide Purchaser with notice of any Acquisition Proposal received by Seller or the Group Companies and the material terms thereof.

7.13 Insurance Matters. Between the date hereof and the Closing, Seller and the Group Companies shall ensure that Insurance Proceeds are retained by Group Companies, except to the extent such Insurance Proceeds are utilized by the Group Companies in respect of (i) losses, costs or expenses incurred by the Group Companies in connection with the matter giving rise to such insurance claim, (ii) deductibles, retentions or similar amounts paid by the Group Companies in connection with such insurance claim, (iii) satisfying any damage or other liability for which such Insurance Proceeds were recovered, or (iv) as reimbursements or to make whole any Group Company in respect of any amounts actually previously paid by the Group Companies (or reflected as a payable in Net Working Capital) in respect of any damage or other liability for which such Insurance Proceeds were recovered. Subject to the terms of this sentence, Seller shall have the right to receive the amount of any Insurance Proceeds paid to the Purchaser or any of their Affiliates (including the Group Companies) after the Closing and for which a Group Company had, prior to the Closing, paid in cash or reflected as a Current Liability in Net Working Capital the amount of the damage or other liability for which such Insurance Proceeds were recovered and, in connection therewith, Purchaser shall, and shall cause their respective Affiliates (including the Group Companies) to, promptly upon receipt of any such Insurance Proceeds, pay to Seller any such proceeds, net of any reasonable and documented out-of-pocket costs and expenses and taxes actually incurred by Purchaser or their Affiliates (including the Group Companies) in connection with the recovery of such Insurance Proceeds no later than ten (10) days after receipt thereof; provided that, notwithstanding the foregoing or anything herein to the contrary, this sentence shall only apply to the extent that Seller has notified Purchaser in writing of any such amounts prior to the Closing.

7.14 Assistance with Debt Financing.

(a) Purchaser acknowledges and agrees that, notwithstanding Seller’s and the Group Companies’ obligations under Section 7.14(b), neither the obtaining of the Debt Financing, nor the consummation of any issuance of debt securities contemplated by the Debt Financing, is a condition to the Closing. All non-public, confidential, or other “Confidential Information” (as defined in the Confidentiality Agreement) obtained by Purchaser pursuant to this Section 7.14, or otherwise, in connection with the Debt Financing, will be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding the foregoing, Purchaser shall be permitted to disclose such information to any Financing Sources or prospective Financing Sources that are or may become parties to the Debt Financing (and, in each case, to their respective counsel, auditors, advisors and other representatives) so long as such information is furnished by Purchaser subject to customary confidentiality undertakings in connection with the Debt Financing.

(b) Prior to the Closing, each of Seller and the Group Companies shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective counsel, auditors, advisors and other representatives to, provide all cooperation that is reasonably requested by Purchaser to assist Purchaser in the arrangement of any Debt Financing. Such reasonable best efforts shall include, without limitation:

(i) making senior management and advisors of Seller and the Group Companies available to participate in a reasonable number of meetings, calls, presentations, and due diligence sessions (including accounting due diligence sessions), in each case, which may be by telephone or video conference with proposed lenders, underwriters, initial purchasers, or placement agents, and in sessions with rating agencies, including reasonable direct contact between appropriate members of senior management of Seller and the Group Companies, on the one hand, and the actual and potential Financing Sources, on the other hand;

(ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents customarily required in connection with any Debt Financing; and

(iii) to the extent reasonably requested in writing at least five (5) Business Days prior to the Closing Date, providing all documentation and other information with respect to the Group Companies that any Financing Source or potential Financing Source has determined is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and beneficial ownership Laws.

(c) Notwithstanding the provisions of Section 7.14(b), nothing in Section 7.14(b) will require Seller or the Group Companies, or any of their respective Affiliates or representatives, to (i) pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or enter into any agreement in connection with the Debt Financing (other than agreements entered into and liability incurred by the Group Companies that only become effective upon the Closing), (ii) enter into any definitive agreement prior to the Closing (other than delivery of customary authorization and representation letters in connection with the Debt Financing), (iii) give any indemnities in connection with the Debt Financing (other than indemnities by the Group Companies that only become effective upon the Closing), (iv) take any action that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, its organizational documents this Agreement or applicable Laws, (v) provide access to or disclose information that constitutes attorney work product or that Seller or a Group Company reasonably determines would jeopardize any attorney-client privilege of Seller or the Group Companies or any of their respective Affiliates or their or such Affiliates’ respective representatives or which is restricted or prohibited under applicable legal requirements, (vi) take any action that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Material Contract to which Seller, the Group Companies or any of their respective Affiliates or their or such Affiliates’ respective representatives is a party or bound or any obligations of confidentiality binding on Seller, the Group Companies or any of their respective Affiliates or its or such Affiliates’ respective representatives (vii) take any action that would unreasonably interfere with the ongoing business or operations of the Seller or the Group Companies or create a risk of damage or destruction to any property or assets of the Seller or the Group Companies, (viii) waive or amend any terms of this Agreement, (ix) deliver (A) any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, or other post-Closing pro forma adjustments or prepare any pro forma financial statements or financial information (including, without limitation, historical financial information) not available or prepared by the Company in the ordinary course of business (unless such financial information is within the Company’s possession at the time of request) or other post-Closing financial information other than the Financial Statements or (B) any information relating to the Purchaser or any of its pre-Closing Subsidiaries or (x) deliver or cause its independent auditors to deliver any comfort letter or its counsel to deliver any negative assurance letter or opinion. No action, liability or obligation of the Group Companies, any of their Affiliates or any of their respective representatives pursuant to any certificate, agreement, arrangement, document, or instrument (other than customary authorization and representation letters) relating to the Debt Financing will be required to be effective until the Closing, and neither the Group Companies nor any of their Affiliates will be required to take any action pursuant to any certificate, agreement, arrangement, document, or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing (other than customary authorization and representation letters).

(d) Purchaser shall promptly (and in any event, within ten (10) Business Days), upon request by Seller and the Group Companies, reimburse Seller and the Group Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding the costs of Seller’s and the Group Companies’ preparation of their annual and quarterly financial statements) incurred by Seller or any Group Company in connection with the Debt Financing, including the cooperation contemplated by Section 7.14(b), and shall indemnify and hold harmless Seller and the Group Companies and their respective representatives from and against any and all losses suffered or incurred by any of them in connection with the Debt Financing, except to the extent such losses arise from any gross negligence, willful misconduct, Fraud or material breach of this Agreement by Seller, the Group Companies or their respective Affiliates or their respective representatives in connection with the Debt Financing.

(e) The Company and Seller hereby consent to the reasonable use of the Group Companies’ logos, trademarks and service marks in connection with the Debt Financing in a form and manner that is usual and customary for financings of a type similar to the Debt Financing; provided, however, that such logos, trademarks and service marks are only used in a customary manner and solely in a manner that is not intended, or reasonably likely, to harm or disparage any Group Company or the reputation or goodwill thereof or their respective Subsidiaries or any of their respective products, services, offerings or Intellectual Property rights.

(f) Notwithstanding anything herein to the contrary, any breach by the Seller or the Group Companies of this Section 7.14 shall not constitute a breach of this Agreement for the purposes of Section 9.1(b), and Purchaser agrees not to assert any such breach as the basis for (i) the condition set forth in Section 9.1(b) to consummate the Closing having not been satisfied or (ii) the termination of this Agreement pursuant to Section 12.1(e)(i), unless (A) Purchaser has notified the Company and the Seller of a Willful Breach of this Section 7.14 by the Company or the Seller in writing, detailing proposed reasonable steps that comply with this Section 7.14 in order to cure such Willful Breach, (B) the Company and the Seller have not taken such steps or the Company and the Seller have not otherwise cured such Willful Breach within seven (7) Business Days of receipt of such notice (or such longer period as shall be reasonably sufficient to afford the Company and the Seller with a reasonable opportunity to cure such breach) and (C) such breach is a Willful Breach and has been the primary cause of the Debt Financing not being obtained.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Further Assurances. From and after the Closing, upon the reasonable request and at the cost and expense, if any, of the other party, each party shall use commercially reasonable efforts to execute, acknowledge and deliver all such additional instruments and other documents and take, or cause to be taken, such further actions as may be reasonably required or necessary to carry out the Transactions.

8.2 Director and Officer Liability and Indemnification.

(a) From and after the Closing Date, Purchaser shall, or shall cause the Company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers, or managers of any of the Group Companies (collectively, the “D&O Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such. Purchaser agrees that all rights of the D&O Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective governing documents of any of the Group Companies as in effect as of immediately prior to the Closing (and made available to Purchaser prior to the date hereof), and any indemnification agreements or arrangements of the Group Companies shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of six (6) years after the Closing Date, provided, any claims made within such period shall survive until resolved. Purchaser shall not, and shall cause the Group Companies not to, amend or otherwise modify such rights or agreements in any manner that would adversely affect the rights of the D&O Indemnified Parties. In addition, to the extent provided in the certificate of incorporation, bylaws or similar governing documents of any of the Group Companies, as applicable, as in effect as of immediately prior to the Closing, Purchaser shall, or shall cause the Company to, pay any and all legal and other fees, costs and expenses (including the cost of investigation and preparation) of any D&O Indemnified Party under this Section 8.2, as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Purchaser shall also, or shall cause the Company to, pay all fees, costs and expenses, including attorneys’ fees that may be incurred by a D&O Indemnified Party in enforcing this Section 8.2 or any action involving a D&O Indemnified Party resulting from the Transactions.

(b) For not less than six (6) years after the Closing, unless otherwise required by applicable Law, the governing documents of the Group Companies shall contain provisions no less favorable to the D&O Indemnified Parties with respect to the indemnification of and advancement of expenses to directors, officers and employees than are set forth in the governing documents of the Company in effect as of immediately prior to the Closing.

(c) At or prior to the Closing Date, Purchaser shall purchase (and pay for in full at Purchaser’s sole expense) a “tail” prepaid insurance policy with respect to the D&O Indemnified Parties that shall provide such D&O Indemnified Parties coverage for six (6) years following the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the Transactions) on terms with respect to such coverage and amount no less favorable to the D&O Indemnified Parties than those of such policies that are in effect on the date of this Agreement; provided that the premium for such “tail” insurance policy shall not exceed 300% of the aggregate annual amount currently paid by the Group Companies for such insurance, and if such “tail” insurance policy can be obtained only by paying a premium in excess of 300% of the aggregate annual amount currently paid by the Group Companies for such insurance, Purchaser shall obtain as much coverage as can be obtained by paying a premium equal to 300% of the aggregate annual amount currently paid by the Group Companies for such insurance. Purchaser shall, and shall cause the Company to, maintain such policy in full force and effect from and after the Closing Date. For the avoidance of doubt, the cost of such policy shall not constitute a Transaction Expense.

(d) In the event that Purchaser, any Group Company or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or any Group Company shall assume all of the obligations thereof set forth in this Section 8.2. The D&O Indemnified Parties to whom this Section 8.2 applies shall be third party beneficiaries of this Section 8.2 and shall be entitled to enforce the covenants contained herein.

(e) Purchaser hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Group Companies (collectively, the “Indemnitors”). Purchaser hereby agrees that, only (1) to the same extent that any Group Company provides such indemnification, advancement of expenses and/or insurance pursuant to its organizational documents or Contracts disclosed on Schedule 8.2(e), (2) to the extent permitted by Law, and (3) to the extent required to indemnify pursuant to this Section 8.2:

(i) Purchaser and the Company are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Party are primary and any obligation of the Indemnitors are secondary), and

(ii) Purchaser and the Company shall be required to advance the full amount of expenses incurred by any D&O Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the terms of this Agreement or any of the Group Companies’ respective certificate of incorporation, by-laws or comparable organizational documents (or any other agreement between any of the Group Companies and any such D&O Indemnified Party), without regard to any rights the D&O Indemnified Party may have against the Indemnitors.

Each of Purchaser and the Company further agrees that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Party against the Company. Purchaser and the D&O Indemnified Parties agree that the Indemnitors are express third party beneficiaries of the terms of this Section 8.2.

8.3 Employees.

(a) For a period of at least twelve (12) months following the Closing, Purchaser shall, or shall cause the Group Companies to, provide those employees who are employed by the Group Companies on the Closing Date (the “Continuing Employees”) with (i) annual base salary or base wages (as applicable) that are no less favorable than those being provided (or made available) to each Continuing Employee immediately prior to the Closing and (ii) (A) target cash incentive compensation opportunities and (B) other employee benefits (excluding defined benefit pension benefits, nonqualified deferred compensation benefits, retiree welfare benefits and equity compensation) that, in the case of each of (A) and (B) are, in the aggregate, substantially similar to those provided to each Continuing Employee immediately prior to the Closing.

(b) From and after the Closing Date, Purchaser shall, or shall cause the Group Companies to, honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(c) Following the Closing, Purchaser shall, or shall cause the Group Companies to: (i) provide to Continuing Employees full credit for purposes of severance, eligibility, future vacation and paid time off accrual and vesting (but not benefit accrual under any defined benefit pension plan) under any and all benefit or compensation plans, policies or arrangements maintained by Purchaser or any of its Affiliates (including, following the Closing, the Group Companies) in which such Continuing Employees are eligible to participate (collectively, the “Purchaser Plans”), for such Continuing Employees’ service with any Group Company (or any predecessor entity), to the same extent such service was recognized by the Group Companies under the similar Benefit Plans; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits, or for purposes of any grandfathered or frozen plan, any defined benefit plan or any post-employment or retiree health or welfare plan; (ii) waive all limitations as to preexisting condition exclusions, actively at work requirements, evidence of insurability and waiting periods with respect to participation and coverage requirements under any Purchaser Plan that is a health or welfare benefit plan, in each case to the same extent waived by the Group Companies under the similar Benefit Plans; and (iii) use commercially reasonable efforts to provide credit under any Purchaser Plan that is a health or welfare benefit plan for any co-payments, deductibles and out-of-pocket expenditures incurred by the Continuing Employees (and their covered dependents) under any health or welfare Benefit Plan as if such amounts had been incurred under the applicable Purchaser Plan for the remainder of the coverage period during which any transfer of coverage occurs.

(d) If requested by Purchaser in writing not less than ten (10) Business Days prior to the Closing Date, the Company shall or shall cause its applicable Subsidiary to adopt resolutions by the board of directors of the Company or its applicable Subsidiary (or the applicable committee thereof), to terminate the NSI 401(k) Plan effective as of no later than the day immediately preceding the Closing Date. The form and substance of such resolutions shall be subject to the reasonable review and approval of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. Not later than one (1) Business Day prior to the Closing Date, the Company shall provide Purchaser with evidence that the board of directors of the Company (or the applicable committee thereof) has validly adopted such resolutions. If the NSI 401(k) Plan is terminated, Purchaser shall or shall cause its Subsidiaries to allow all Continuing Employees who were participants in the NSI 401(k) Plan as of immediately prior to the Closing to be eligible to participate in a 401(k) plan sponsored by Purchaser or its Subsidiaries (the “Purchaser 401(k) Plan”), and shall permit such Continuing Employees to roll over their account balances (including participant loans) from the NSI 401(k) Plan to the Purchaser 401(k) Plan, in each case as of or as soon as administratively practicable after the Closing Date.

(e) Following the date of this Agreement, the Company shall, and shall cause each Group Company to, provide cooperation that is reasonably requested by Purchaser in connection with Purchaser’s I-9 compliance, which cooperation shall include furnishing reasonable documentation to Purchaser and its representatives information regarding whether employees of the Group Companies are authorized to work on a visa or other immigration document (and, if so, the type of visa or other immigration document and work authorization expiration date); provided that such access shall be subject to the Access Limitations and shall only be provided to the extent permitted by applicable Law.

(f) This Section 8.3 is included for the sole benefit of the parties to this Agreement and does not and shall not create any right in any Person, including any current or former employee, director or consultant (or any dependent or beneficiary thereof) of Seller, the Group Companies or any of their Affiliates, who is not a party to this Agreement. Without limiting the foregoing, no provision of this Section 8.3 is intended to or shall (i) create any third party beneficiary rights in any current or former employee, director or consultant of the Group Companies or confer upon any Person any right to employment for any period of time, or any right to a particular term or condition of employment, (ii) amend any Benefit Plan or any Purchaser Plan, or (iii) interfere with the right of either Purchaser, the Group Companies or their Affiliates to amend or terminate any Benefit Plan or Purchaser Plan.

8.4 Access to Books and Records. From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Purchaser shall, and shall cause the Group Companies to, provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying at Seller’s expense), at reasonable times and upon reasonable notice, to the books and records, of the Group Companies with respect to periods prior to the Closing, including for purposes relating to Taxes; of the Group Companies and in connection with (a) any Tax audit, preparation of any Tax return or insurance claim, (b) any Action or investigation by a Governmental Authority, (c) compliance with any applicable Laws, or (d) related to any dispute or Action (but excluding for purposes of or in connection with any dispute or other Action between the parties); provided that such access will be subject to the Access Limitations, mutatis mutandis; provided, further, that notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be entitled to access or receive copies of any Tax Returns of (i) Purchaser or its Affiliates (other than the Group Companies for Pre-Closing Tax Periods) or (ii) any affiliated, consolidated, combined or unitary group that includes Purchaser or any of its Affiliates. Unless otherwise consented to in writing by Seller, Purchaser shall not permit the Group Companies, for a period of six (6) years following the Closing Date (or longer if required by applicable Law), to destroy, alter or otherwise dispose of any books and records of any of the Group Companies, or any portions thereof, relating to periods prior to the Closing without first giving thirty (30) days’ prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof at Seller’s sole cost and expense.

8.5 Purchaser Release. Effective as of and conditioned on the Closing, each of Purchaser and the Company shall (and, from and after the Closing, shall cause their respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Purchaser Releasing Parties”) to) irrevocably and unconditionally release and forever discharge Seller and its Affiliates and each of their respective current and former officers, directors, employees, equityholders, partners, stockholders, members, advisors, attorneys, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, litigations, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, and claims and demands whatsoever whether in law or equity, whether known or unknown, fixed, absolute or continent, matured or unmatured, accrued or unaccrued which the Purchaser Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case relating to or arising out of the direct or indirect ownership or operation of the Group Companies or their respective businesses, and in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising at or prior to the Closing (the “Purchaser Released Claims”), and each of the Purchaser Releasing Parties hereby agrees not to sue or bring any action in respect of the Purchaser Released Claims. The Purchaser Released Claims shall include those actions, causes of action, suits, proceedings, litigations, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants, claims and demands:

(a) arising out of, or relating to, the organization, management or operation of the businesses of any of the Group Companies relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(b) relating to this Agreement and the Transactions, including arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules, Exhibits and Annexes hereto, the Related Documents, or in any certificate contemplated hereby and delivered in connection herewith;

(c) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Group Companies; and

(d) including remedies that may be available under the Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Laws, with respect to matters relating to the Transaction.

in each case, provided that (i) any Purchaser Released Claim arising out of or due to any breach of any covenant and agreement that explicitly contemplates performance after the Closing (including, for the avoidance of doubt, Section 7.10) shall not be released and forever discharged until such covenant or agreement has been fully performed in accordance with its respective terms and (ii) nothing in this Section 8.5 shall release or waive a Seller Released Claim for Fraud against the Person that committed such Fraud. The Seller Released Parties to whom this Section 8.5 applies shall be third party beneficiaries of this Section 8.5.

8.6 Seller Release. Effective as of and conditioned on the Closing, the Seller shall (and, from and after the Closing, shall cause their respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”) to) irrevocably and unconditionally release and forever discharge Purchaser and the Company and each of their Affiliates and each of their respective current and former officers, directors, employees, equityholders, partners, stockholders, members, advisors, attorneys, successors and assigns (collectively, the “Purchaser Released Parties”) of and from any and all actions, causes of action, suits, proceedings, litigations, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, and claims and demands whatsoever whether in law or equity, whether known or unknown, fixed, absolute or continent, matured or unmatured, accrued or unaccrued which the Seller Releasing Parties may have against each of the Purchaser Released Parties, now or in the future, in each case relating to or arising out of the operation of the Group Companies or their respective businesses, and in respect of any cause, matter or thing relating to any of the Purchaser Released Parties occurring or arising at or prior to the Closing (the “Seller Released Claims”), and each of the Seller Releasing Parties hereby agrees not to sue or bring any action in respect of the Seller Released Claims. The Seller Released Claims shall include those actions, causes of action, suits, proceedings, litigations, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants, claims and demands:

(a) arising out of, or relating to, the organization, management or operation of the businesses of any of the Group Companies relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(b) relating to this Agreement and the Transactions, including arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules, Exhibits and Annexes hereto, the Related Documents, or in any certificate contemplated hereby and delivered in connection herewith;

(c) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Group Companies; and

(d) including remedies that may be available under the Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Laws, with respect to matters relating to the Transaction.

in each case, provided that (i) any Seller Released Claim arising out of or due to any breach of any covenant and agreement that explicitly contemplates performance after the Closing (including, for the avoidance of doubt, Section 7.10) shall not be released and forever discharged until such covenant or agreement has been fully performed in accordance with its respective terms and (ii) nothing in this Section 8.6 shall release or waive a Seller Released Claim for Fraud against the Person that committed such Fraud. The Purchaser Released Parties to whom this Section 8.6 applies shall be third party beneficiaries of this Section 8.6.

8.7 Tax Matters.

(a) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax imposed on any Group Company with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any such Taxes other than (A) Income Taxes or (B) Taxes based on receipts, sales or payments and other Taxes that are transactionally based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that all permitted allowances, credits, exemptions and deductions that are customarily computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(b) Closing Tax Period. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes, and Purchaser shall cause the Group Companies to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date. Purchaser’s consolidated group shall not elect to ratably allocate tax items pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii).

(c) Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration, value added, goods and services and other similar Taxes and fees (including any penalties and interest) imposed on the Transactions (other than Permitted Property Sales (as defined in Schedule 7.10)) shall be borne and paid by Purchaser, and all necessary Tax Returns and other documentation with respect to such Taxes shall be prepared by Purchaser and filed by the party responsible under applicable Law for filing such Tax Return at Purchaser’s sole cost and expense. Any such Taxes and fees imposed with respect to Permitted Property Sales and expenses incurred with respect to the preparation of related Tax Returns shall be borne and paid by Seller. The parties agree to reasonably cooperate in the filing of any such Tax Returns and other documentation with respect to such Taxes, at the requesting party’s expense, including reasonably promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns and other documentation.

(d) Post-Closing Actions. After the Closing and prior to the determination of the Final Equity Value (taking into account any adjustments pursuant to Section 2.5) unless otherwise (x) contemplated by this Agreement, or (y) required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law), without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed; provided, that the parties agree that it shall be unreasonable for Seller to withhold consent to any such action required by a change in applicable Law), the Group Companies shall not (and Purchaser and its Affiliates shall not cause them to), (i) file any amended Tax Return for any Pre-Closing Tax Period, (ii) file a voluntary disclosure or similar filing with a Taxing Authority, in each case, with respect to Taxes for a Pre-Closing Tax Period, (iii) make any election inconsistent with past practices, which election has retroactive effect to any Pre-Closing Tax Period (including an election pursuant to Section 338(g) of the Code), or (iv) change any method of Tax accounting for any Pre-Closing Tax Period, in each case, solely to the extent such action would result in an increase in the amount of Taxes taken into account in Company Debt or Net Working Capital.

8.8 Tariff Refund.

(a) Purchaser agrees that Seller shall be entitled to any and all refunds received after the Closing by any Group Company or any of their Affiliates solely to the extent previously imposed by any Governmental Authority on the importation or exportation of goods pursuant to the International Emergency Economic Powers Act (IEEPA) of 1977 (collectively, “Tariff Charges”) which Tariff Charges were paid by any Group Company prior to the Measurement Time and that relate to the period prior to the Measurement Time (including any related interest paid by a Governmental Authority) (collectively, a “Tariff Refund”).

(b) From and after the Closing, Purchaser shall, and shall cause the Group Companies to, (i) use commercially reasonable efforts to timely pursue and collect any Tariff Refunds with respect to the period prior to the Closing, (ii) promptly notify Seller of the receipt of any such Tariff Refund, and (iii) pay or cause the applicable Group Company to pay, to Seller in cash, an amount equal to any such Tariff Refund, net of any costs and expenses incurred by Purchaser or its Affiliates, including the Group Companies, or their accountants, counsel or other advisors on the receipt of such Tariff Refund, no later than twenty (20) Business Days following receipt thereof by Purchaser or any Group Company. Notwithstanding the foregoing, Purchaser and the Group Companies shall not be required to take any actions or make any efforts with respect to the Tariff Charges or in pursuit of Tariff Refunds inconsistent with the approach to tariff refunds being taken by Purchaser with respect to its other businesses for which Purchaser is seeking refunds.

(c) For the avoidance of doubt, to the extent any Tariff Charge relates to both the period prior to the Closing and the period on or after the Closing, such amount shall be apportioned between Seller and Purchaser based on the relative portions of the Tariff Charges that were paid prior to the Closing and on or after the Closing, respectively.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, on the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable Law:

9.1 Accuracy of Representations and Warranties, Compliance with Obligations and Material Adverse Effect.

(a) (i) The representations and warranties set forth in Section 4.2 (Corporate Authority; Approval), Section 4.7 (Brokers and Finders), Section 5.1 (Organization; Good Standing and Qualification), Section 5.2(b)-(e) (Capital Structure), Section 5.3 (Corporate Authority; Approval), and Section 5.25 (Broker and Finders) shall be true and correct in all material respects as of the date hereof and the Closing Date, as though made on and as of the date hereof and the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.3 (Ownership of Company Shares), Section 5.2(a) (Capital Structure) and the second sentence of Section 5.7 (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date, and (iii) the other representations and warranties set forth in Article IV or Article V shall be true and correct as of the date hereof and the Closing Date, as though made on and as of the date hereof and the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except in each case under this clause (iii) where the failure of any such representations and warranties to be so true and correct does not result in a Material Adverse Effect; provided that solely for purposes of clause (iii), qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded (except with respect to any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Disclosure Schedules).

(b) The Company and Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d) The Seller shall have delivered to Purchaser a certificate, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 9.1(a)-(c) have been satisfied.

9.2 Orders. There shall not be in effect on the Closing Date any legally binding Order enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

9.3 HSR Act. All waiting periods (or any extensions thereof, including the expiration or termination of any timing agreement entered into with any Governmental Authority) applicable to the Transactions under the HSR Act shall have expired or been terminated.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND SELLER

The obligations of the Company and Seller to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Company or Seller to the extent permitted by applicable Law:

10.1 Accuracy of Representations and Warranties and Compliance with Obligations.

(a) The representations and warranties of Purchaser set forth in Article VI shall be true and correct as of the date hereof and the Closing Date, as though made on and as of the date hereof and the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except in each case where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transactions.

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Purchaser shall have delivered to Seller a certificate, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 10.1(a)-(b) have been satisfied.

10.2 Orders. There shall not be in effect on the Closing Date any legally binding Order enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

10.3 HSR Act. All waiting periods (or any extensions thereof, including the expiration or termination of any timing agreement entered into with any Governmental Authority) applicable to the Transactions under the HSR Act shall have expired or been terminated.

ARTICLE XI

SURVIVAL

11.1 No Survival. The representations and warranties of Seller, the Company, Purchaser and Parent Guarantor set forth in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing. The covenants and agreements of the Company set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing. Each covenant or agreement contained herein which is to be performed by its terms after the Closing shall survive until the last date for performance of such covenant or agreement as provided in this Agreement. Except with respect to Fraud, following the Closing, no claim shall be brought or maintained by, or on behalf of, Purchaser or any Purchaser Related Party (including, after the Closing, the Group Companies) against any Seller Related Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedules or the Transactions, the business or the ownership, operation, management, use or control of the business of any of the Group Companies, any of their assets, or any actions or omissions, in the case of each of the foregoing, solely to the extent occurring prior to the Closing. Except with respect to Fraud, following the Closing, no claim shall be brought or maintained by, or on behalf of, Seller or any Seller Related Party against Purchaser or any Purchaser Related Party (including, after the Closing, the Group Companies), and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Purchaser or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of Purchaser or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedules or the Transactions, the business or any actions or omissions, in the case of each of the foregoing, solely to the extent occurring prior to the Closing.

11.2 No Other Representations. None of Seller or any of the Group Companies is making nor has authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly made in this Agreement (as qualified by the Disclosure Schedules) and none of Seller, any of the Group Companies or any other Seller Related Party nor any other Person shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates in connection with this Agreement. The representations and warranties of Seller and the Company in this Agreement (as qualified by the Disclosure Schedules) constitute the sole and exclusive representations and warranties made to Purchaser in connection with the Transactions. Purchaser and each of its applicable representatives acknowledge and agree that they (a) have had the opportunity to review all of the documents in the “data room” maintained by Datasite or otherwise provided to Purchaser or its representatives on behalf of the Company and (b) have been afforded access to the books and records, facilities and officers, directors, managers, employees and other representatives of the Group Companies for purposes of conducting a due diligence investigation with respect thereto. Without limiting the generality of this Section 11.2, none of Seller or any of the Group Companies is making nor has authorized any Person to make any representation or warranty, and disclaims all liability and any responsibility for any such representation or warranty, with respect to: (a) any estimates, predictions, projections, pro-forma financial information, forecasts or budgets previously delivered or made available to (or otherwise acquired by) Purchaser or any of its Affiliates or representatives concerning future revenues, expenses, expenditures, financial condition, assets, liabilities or results of operations of the Group Companies; (b) the confidential information memorandum or similar document and any management presentation provided to Purchaser or any of its Affiliates in connection with the sale process for the Company; (c) any information delivered or made available pursuant to Section 7.6; or (d) any other information or documents made available to Purchaser or its Affiliates or representatives with respect to the Group Companies in any online data room established for the sale of the Group Companies, except as expressly covered in Article IV or Article V. Except as set forth expressly in this Agreement, the condition of the assets of the Group Companies shall be “as is” and “where is” and none of Seller or the Company makes any warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the assets of any of the Group Companies or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except for the representations and warranties in Article IV and/or Article V (each as qualified by the Disclosure Schedules), Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Group Companies and Seller have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

11.3 Certain Acknowledgements. The parties hereto acknowledge and agree that the agreements contained in this Article XI are an integral part of the Transactions and that without these agreements set forth in this Article XI, the parties hereto would not enter into this Agreement or otherwise agree to consummate the Transactions.

ARTICLE XII

TERMINATION

12.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller, upon written notice to the other, if the Closing shall not have occurred on or prior to the close of business on January 1, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Purchaser) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company or Seller); provided, further, that the Outside Date will automatically extend by sixty (60) days two times (i.e., up to an aggregate of 120 days), if the condition to Closing set forth in Section 9.2, Section 9.3, Section 10.2 or Section 10.3 remains unsatisfied or unwaived on the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any party during the pendency of any proceeding for specific performance of this Agreement provided by Section 13.5, and in such case, the Outside Date shall automatically be extended following completion of such proceeding such that the Outside Date shall be ten (10) Business Days following the completion of such proceeding;

(c) by Purchaser or Seller, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Purchaser) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company or Seller);

(d) by Seller, if (i) Purchaser has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 10.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 10.1(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform has not been waived by Seller or cured prior to the earlier of (A) twenty-five (25) days after receipt of written notice thereof and (B) the Outside Date or is incapable of being cured by Purchaser by the Outside Date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if any of Seller or the Company is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.1(a) or Section 9.1(b);

(e) by Purchaser, if any of Seller or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.1(b) would not be satisfied or there exists a breach of any representation or warranty of Seller or the Company contained in this Agreement such that the closing condition set forth in Section 9.1(a) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform has not been waived by Purchaser or, if curable, cured prior to the earlier of (A) twenty-five (25) days after receipt of written notice thereof and (B) the Outside Date or is incapable of being cured by Seller or the Company by the Outside Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 12.1(e) if Purchaser is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b); or

(f) by Seller, if (i) the Closing shall not have occurred on or prior to the date required pursuant to Section 2.2, (ii) all of the conditions to Closing set forth in Article IX have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that either (A) by their terms, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur on such date) or (B) the failure of which to be satisfied is attributable, in whole, to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement), (iii) Seller has notified Purchaser in writing that the Company is ready, willing and able to effect the Closing as of such date or within three (3) Business Days thereafter, and (iv) Purchaser fails to consummate the Closing on the earlier of the Outside Date or the third (3rd) Business Day following the date of delivery of such written notification by Seller.

12.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 12.1 by Purchaser or Seller, this Agreement will become void and have no effect, without any liability or obligation on the part of Purchaser, any of the Group Companies or Seller (or any other Person); provided that, notwithstanding the foregoing: (a) subject to Section 12.3, no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from any Fraud or Willful Breach of this Agreement prior to such termination; (b) nothing in this Section 12.2 shall limit the right of Purchaser, Seller or the Company to bring or maintain any action pursuant to Section 13.5 for an injunction or specific performance under this Agreement or raising out of or in connection with any breach of the Confidentiality Agreement; and (c) the provisions of Section 7.6(b), the last sentence of Section 7.2(a), the last sentence of Section 7.2(d), Section 7.14(d), this Section 12.2, Section 12.3, and Article XIII will survive any termination of this Agreement.

12.3 Purchaser Termination Fee. In the event of a Qualified Termination, Purchaser shall pay to Seller or its designee, or cause to be paid to Seller or its designee, a termination fee in the amount equal to one hundred and fifty million Dollars ($150,000,000) in cash in immediately available funds (the “Purchaser Termination Fee”) no later than three (3) Business Days following such termination. Seller, on the one hand, and Purchaser, on the other hand, acknowledge and agree that the agreements contained in this Section 12.3 are an integral part of the transactions contemplated by this Agreement, that the Purchaser Termination Fee represents liquidated damages in a reasonable amount and not a penalty and that, without these agreements, neither Seller nor Purchaser would have entered into this Agreement. If Purchaser fails to pay the Purchaser Termination Fee when due and payable, Purchaser shall pay, or cause to be paid, to Seller or its designee, (a) interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date such amounts were originally due through the date such payment is actually delivered to Seller or its designee and (b) Seller’s and its respective Affiliates’ out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with seeking such payment, which amounts in this clause (b) shall not exceed $2,000,000 in the aggregate (clauses (a) and (b), the “Enforcement Costs”). Notwithstanding anything to the contrary in this Agreement, (1) other than in connection with the enforcement of the Confidentiality Agreement, payment of the Purchaser Termination Fee and Enforcement Costs if paid pursuant to this Section 12.3 shall be the sole and exclusive remedy of Seller, the Company and their respective Affiliates, and each of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives against Purchaser in the event of a Qualified Termination, and, following such payments as described above, in no event shall any of Seller, the Company or any of their respective Affiliates, and each of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives be entitled to seek or obtain any recovery or judgment in excess of the Purchaser Termination Fee and Enforcement Costs against Purchaser, any of its Affiliates, the Financing Sources or any of their respective assets, and in no event shall any of Seller, the Company and their respective Affiliates, and each of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives be entitled to seek or obtain any other damages of any kind against Purchaser or any of its Affiliates or the Financing Sources for, or with respect to, this Agreement, the Related Documents and the Transactions, including any breach by Purchaser, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any Qualified Termination; provided, however, that nothing in this Section 12.3 shall limit the right of Seller to both bring or maintain any proceeding for injunction, specific performance or other equitable relief to the extent permitted under Section 13.15 and seek payment of the Purchaser Termination Fee and Enforcement Costs in accordance with this Section 12.3 (it being understood that under no circumstances will any of Seller, the Company and their respective Affiliates, and each of their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives be permitted or entitled to receive both (x) a grant of specific performance and (y) the payment of the Purchaser Termination Fee and Enforcement Costs), and (2) in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion. Nothing provided in this Section 12.3 shall limit the rights of Seller to seek damages pursuant to Section 12.2 in connection with any termination that is not a Qualified Termination.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each of the Related Documents and the consummation of the Transactions. Notwithstanding the foregoing, Purchaser shall be responsible for, and shall pay directly or promptly reimburse the Company for amounts paid by or on behalf of the Company, (a) all filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Company Documents, the Purchaser Documents and the consummation of the Transactions, (b) the fees of the Escrow Agent and (c) in connection with its obligations under Section 8.2.

13.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware, and, solely to the extent such Court declines to exercise jurisdiction, the other state or federal courts of the State of Delaware, over all claims, disputes or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Related Document or the negotiation, execution or performance of this Agreement or any Related Document (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all suits, claims, actions and proceedings in respect of any such claim, dispute or cause of action, or any suit, action or proceeding related thereto (whether in contract or tort or otherwise) shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.6. The consents to jurisdiction and service of process set forth in Section 13.2(a) and this Section 13.2(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in Section 13.2(a) and this Section 13.2(b) and shall not be deemed to confer rights on any Person other than the parties hereto.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(c).

13.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto, the Related Documents and the Confidentiality Agreement) represents the entire understanding and agreement of the parties with respect to the Transactions, and supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral and including any letters of intent, term sheets or other similar preliminary documents) among the parties with respect to the Transactions.

The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, the Related Documents and the Confidentiality Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

13.4 Amendments and Waivers. This Agreement may be amended, supplemented or changed, and, other than as set forth in Section 7.3, any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that, after the Closing, but subject to applicable Law, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by duly authorized officers or representatives of Purchaser and Seller. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure or delay by any party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.5 Governing Law. This Agreement, the Related Documents and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement and/or any Related Document or the negotiation, execution or performance of this Agreement and/or any Related Document (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Related Document and/or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to conflict-of-laws principles that might require the application of the Laws of any other jurisdiction.

13.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally by hand (with written confirmation of receipt and accompanied by email in accordance with clause (b) of this Section 13.6), (b) when sent by email (excluding “undeliverable” or other similar automatic replies) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt and accompanied by email in accordance with clause (b) of this Section 13.6), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 13.6):

If to the Company prior to the Closing, to:

c/o Sentinel Capital Partners

One Vanderbilt Avenue, 53rd Floor

New York, NY 10017

Attention:	Vincent Taurassi
Email:	***@sentinelpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Drew Grabel; Andrew Arons, P.C.; Oliver Yee
Email:	drew.grabel@kirkland.com; andrew.arons@kirkland.com;
oliver.yee@kirkland.com

If to Seller, to:

NSI Buyer, LP

c/o Sentinel Capital Partners

One Vanderbilt Avenue, 53rd Floor

New York, NY 10017

Attention:	Vincent Taurassi
Email:	***@sentinelpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Drew Grabel; Andrew Arons, P.C.; Oliver Yee
Email:	drew.grabel@kirkland.com; andrew.arons@kirkland.com;
oliver.yee@kirkland.com

If to Purchaser or Parent Guarantor, or to the Company following the Closing, to:

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484

Attention:	Katherine Lane
Email:	***@hubbell.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention:	Joshua Cammaker; John Robinson; Nathaniel Ludewig
Email:	jrcammaker@wlrk.com; jlrobinson@wlrk.com;
nrludewig@wlrk.com

13.7 Severability. If any term or other provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity or interpretation of the other provisions of this Agreement or any Related Document, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.8 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated in Section 8.2, Section 8.5, Section 8.6, Article XI, this Section 13.8, Section 13.9 and Section 13.16. No assignment of this Agreement or of any rights, interests or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, Purchaser may assign and transfer this Agreement without the consent of Seller or the Company, in whole or in part, to any Affiliate of Purchaser so long as Purchaser and Parent Guarantor remain fully responsible for (and are not relieved of any of) their obligations hereunder. No assignment of any obligations hereunder shall relieve a party of any of its obligations pursuant to this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee of such assigning party.

13.9 No Recourse Against Non-Parties. (a) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Related Document, or the negotiation, execution or performance of this Agreement or any Related Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Related Document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (b) no Person who is not a named party to this Agreement or any Related Document, including, without limitation, any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any Related Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any Related Document or for any claim based on, in respect of, or by reason of this Agreement or any Related Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

13.10 No Partnership Created. Nothing in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct any of the Group Companies’ operations prior to the Closing and, without limiting its obligations under this Agreement, the Company shall exercise complete control over their and their respective Subsidiaries’ operations. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between Companies or any of their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of their Affiliates to Purchaser or any of its Affiliates.

13.11 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Purchaser, the Company and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any Related Document, and any amendments hereto or thereto, to the extent signed and delivered by email in “portable document format” (“.pdf”), or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any Related Document, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties.

13.13 Confidentiality. Purchaser acknowledges that all information provided to it and any of its Affiliates, agents and representatives by the Company and their Affiliates, agents and representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by Section 7.6(c).

13.14 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of any of the Group Companies, shall be issued or made by or on behalf of any party hereto without the prior written consent of the other party hereto, unless required by Law (in the reasonable opinion of counsel) or in connection with any Form 8-K, Form 10-Q or other filings with the U.S. Securities and Exchange Commission or the New York Stock Exchange, in which case the issuing party will use reasonable best efforts to allow the other parties reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, with such comments to be considered by the issuing party in good faith; provided, however, that the foregoing will not restrict or prohibit any party or their Affiliates from making any announcement to its employees, customers, prospective financing sources (and their respective counsel, auditors, advisors and other representatives) and other business relations to the extent such party or Affiliate thereof reasonably determines in good faith that such announcement is necessary or advisable or is necessary to comply with any applicable Law or the requirements of any Contract to which any party is a party; provided, further, that Sentinel Capital Partners L.L.C. and its Affiliates may disclose information regarding this Agreement and the Transactions to current or prospective limited partners managed Sentinel Capital Partners L.L.C. and its Affiliates. The Company and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

13.15 Specific Performance. The parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the parties were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that, prior to the valid termination of this Agreement pursuant to Section 12.1, the parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 13.2 without proof of actual damages and shall not be required to provide any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the foregoing, the parties hereby further acknowledge and agree that prior to the valid termination of this Agreement pursuant to Section 12.1, each party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by the other party under this Agreement (including Section 7.2, and to cause the other party to consummate the Closing and to make the payments contemplated by this Agreement, including Article II) in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) the other parties have an adequate remedy at law or (y) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise.

13.16 Legal Representation. Purchaser and the Company hereby agree, on their own behalf and on behalf of their directors, members, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that K&E (or any successor) may represent Seller or any director, member, partner, officer, employee or Affiliate of Seller, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the Related Documents or the Transactions notwithstanding its representation (or any continued representation) of any of the Group Companies, and each of Purchaser and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection arising therefrom or relating thereto. Purchaser and the Company acknowledge that the foregoing provision applies whether or not K&E provides legal services to any of the Group Companies after the Closing Date. Each of Purchaser and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Company and/or Seller and their counsel, including K&E, made prior to the Closing to the extent related to the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Related Documents or the consummation of the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company (after the Closing) notwithstanding the Transactions, and instead remain with and are controlled by Seller.

13.17 Limited Parent Guaranty.

(a) Parent Guarantor hereby provides an absolute, unconditional and irrevocable guaranty (this “Guaranty”), as a principal and not as a surety, of all payment obligations of Purchaser arising under this Agreement, including any obligation to pay damages, costs, expenses or fees. This Guaranty shall be a continuing guarantee and shall be a guarantee of payment and not merely of collection. Seller shall not be required to make any demand upon Purchaser, or to pursue or exhaust all of their rights or remedies against Purchaser, prior to making any demand on or invoking any of their respective rights and remedies against Parent Guarantor pursuant to this Guaranty. Parent Guarantor hereby agrees that none of Seller’s rights or remedies nor Parent Guarantor’s obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by (i) any claim or defense that this Guaranty was made without consideration or is not supported by adequate consideration, (ii) any amendment, modification, supplement or waiver of any provision of this Agreement (other than this Section 13.17), whether or not Parent Guarantor consents thereto, (iii) any change in the corporate existence, structure or ownership of Purchaser, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser, (iv) the adequacy of any other means Seller may have of obtaining payment of any of the guaranteed obligations or (v) any lack of validity or enforceability of this Agreement or any provision hereof as against Purchaser. Parent Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Seller, any of its Affiliates or any other entity or other Person primarily or secondarily liable with respect to any of the guaranteed obligations, and all suretyship defenses generally; provided that nothing herein shall constitute a waiver of any rights or defenses of Purchaser or Parent Guarantor under this Agreement. Parent Guarantor agrees that Seller may enforce this Guaranty without first pursuing any remedy against Purchaser.

(b) Parent Guarantor represents and warrants to Seller that: (i) the execution, delivery and performance of this Agreement by Parent Guarantor has been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement and (ii) this Agreement has been duly and validly authorized, executed and delivered by Parent Guarantor, and assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with its terms, subject to the Bankruptcy and Equity

Exception; (iii) the execution, delivery and performance by Parent Guarantor of this Agreement does not and will not (a) violate or conflict with any provision of its certificate of incorporation or bylaws or (b) violate any applicable Law binding on Parent Guarantor that is material to its ability to perform under this Section 13.17; and (iv) Parent Guarantor has the financial capacity to perform all of its obligations hereunder.

13.18 Debt Matters. Notwithstanding anything in this Agreement to the contrary, Seller and the Company, on behalf of itself and each of its Subsidiaries and controlled Affiliates, hereby (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or the Debt Financing or the performance of any services in connection therewith, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Sources in any way arising out of or relating to, this Agreement or the Debt Financing or the performance of any services in connection therewith, (d) agrees that this Agreement may not be enforced against any Financing Source and agrees that none of the Financing Sources shall have any liability to any of Seller, the Group Companies or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement or the Debt Financing or the performance of any services in connection therewith (subject to the last sentence of this Section 13.18), (e) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 13.18 and that this Section 13.18 and the definition of “Financing Sources” may not be amended in a manner materially adverse to the Financing Sources without the written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed), (f) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or the Debt Financing or the performance of any services in connection therewith (subject to the last sentence of this Section 13.18) and (g) agrees that service of process upon the Company and Seller in such legal action shall be effective if notice is given in accordance with Section 13.6. Notwithstanding the foregoing, nothing in this Section 13.18 shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or any Financing Entity’s obligations to Purchaser under any definitive documentation related to the Debt Financing or the rights of the Group Companies against the Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

HUBBELL INCORPORATED (DELAWARE)

By:	/s/ Katherine A. Lane
Name: Katherine A. Lane
Title: Vice President and Secretary

HUBBELL INCORPORATED

By:	/s/ Katherine A. Lane
Name: Katherine A. Lane
Title: Executive Vice President, General Counsel and Secretary

NSI ELECTRICAL BUYER, INC.

By:	/s/ Michael Pruss
Name: Michael Pruss
Title: Chief Executive Officer

NSI BUYER, LP

By: NSI GP, LLC
Its: General Partner

By:	/s/ Vincent Taurassi
Name: Vincent Taurassi
Title: Vice President

[Signature Page to Stock Purchase Agreement]